Exhibit 10.4

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Execution Version

AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

BY AND AMONG

GALERA THERAPEUTICS, INC.

CLARUS IV GALERA ROYALTY AIV, L.P.

AND

THE EXISTING PURCHASERS IDENTIFIED ON SCHEDULE 1 HERETO

EFFECTIVE AS OF

NOVEMBER 14, 2018

i

4.10	Buy-Back Offer	30
4.11	Updated Disclosure Schedule	30

ARTICLE 5 CONFIDENTIALITY		30

5.1	Definition of Confidential Information	30
5.2	Obligations	31
5.3	Permitted Disclosures	31
5.4	Terms of Agreement	32

ARTICLE 6 TERM AND TERMINATION		32

6.1	Term of Agreement; Termination	32
6.2	Survival	32

ARTICLE 7 INDEMNIFICATION		33

7.1	Indemnification	33

ARTICLE 8 MISCELLANEOUS		35

8.1	Entire Agreement	35
8.2	Amendments	35
8.3	Binding Agreement; Successors and Assigns	36
8.4	Further Assurances	37
8.5	Counterparts and Facsimile Execution	37
8.6	Interpretation	37
8.7	Waiver	38
8.8	Relationship of the Parties	38
8.9	Notices	38
8.10	GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL	39
8.11	Equitable Relief	40
8.12	No Third-Party Beneficiaries	40
8.13	Severability	41
8.14	Amendment and Restatement	41

ii

AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

THIS AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of November 14, 2018 (the “First Restatement Date”), by and among GALERA THERAPEUTICS, INC., a Delaware corporation (“Seller”), CLARUS IV GALERA ROYALTY AIV, L.P. (as further defined herein, the “Purchaser”), and, solely for purposes of Section 8.14, each of the entities identified on Schedule 1 (collectively, the “Existing Purchasers”). Purchaser and Seller are sometimes referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined will have the respective meanings given to such terms in Exhibit A attached hereto. This Agreement amends, restates, consolidates and supersedes in its entirety the Purchase and Sale Agreement, dated as of September 19, 2018 (the “Effective Date”), by and among Seller and the Existing Purchasers (the “Existing Agreement”).

BACKGROUND

WHEREAS, Seller is a clinical-stage biotechnology company focused on discovering and developing novel therapeutics targeting oxygen metabolic pathways with the potential to both facilitate and improve how radiation therapy is used in cancer treatment;

WHEREAS, Seller has received fast track designation from the FDA (as defined herein) for the small molecule referred to as GC4419 and is in the process of developing a small molecule referred to as GC4711;

WHEREAS, Purchaser is willing to provide funding to Seller for use primarily to support further research and development of GC (as defined herein), for working capital and general corporate purposes and to pay fees and expenses related hereto, in exchange for royalties on future sales of Products (as defined herein), as set forth below;

WHEREAS, upon and subject to the terms and conditions contained herein, Seller desires to receive such funding, and in exchange is willing to sell, convey, transfer and assign to Purchaser such royalties; and

WHEREAS, upon and subject to the terms and conditions contained herein, Seller, Purchaser and the Existing Purchasers desire to amend and restate the Existing Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Purchaser and the Existing Purchasers hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF PURCHASED RECEIVABLES

1.1 Purchase and Sale of Purchased Receivables. On the terms and subject to the conditions set forth in this Agreement, Seller will sell, convey, transfer and assign to Purchaser, and Purchaser agrees to purchase and accept from Seller, all of Seller’s right, title and interest in, to and under the Purchased Receivables, free and clear of any and all Encumbrances (other than Permitted Encumbrances).

1.2 Effective Date and First Restatement Date Deliverables and Requirements.

(a) Seller Deliverables. On the Effective Date, Seller has delivered to Purchaser (x) the GC Development Plan, (y) the legal opinion of counsel to Seller substantially in forms reasonably satisfactory to Purchaser, and (z) a certificate signed by an executive officer of Seller on behalf of Seller and dated as of the Effective Date:

(i) attaching copies, certified by such officer as true and complete, of resolutions of the board of directors of Seller (the “Board”) authorizing and approving the execution, delivery and performance by Seller of the Transaction Documents and the transactions contemplated herein and therein;

(ii) setting forth the incumbency of the officer or officers of Seller who have executed and delivered the Existing Agreement, including therein a signature specimen of each officer or officers;

(iii) attaching copies, certified by such officer as true and complete, of each of the certificate of incorporation and bylaws of Seller as in effect on the Effective Date; and

(iv) attaching copies, certified by such officer as true and complete, of a long form good standing certificate of the appropriate Governmental Authority of Seller’s jurisdiction of incorporation, stating that Seller is in good standing under the laws of such jurisdiction.

(b) Purchaser Deliverables. On the First Restatement Date, Purchaser shall deliver to Seller a certificate signed by the general partner of the general partner of Purchaser on behalf of Purchaser and dated as of the First Restatement Date (i) attaching a copy, certified by such officer as true and complete, of the resolutions of the general partner of the general partner of Purchaser authorizing and approving the execution, delivery and performance by Purchaser of the Transaction Documents and the transactions contemplated herein and therein, and (ii) setting forth the incumbency of the officer or officers of Purchaser who have executed and delivered this Agreement, including therein a signature specimen of each officer or officers.

(c) Representations and Warranties.

(i) Seller’s representations and warranties in this Agreement as of the Effective Date shall be true and correct in all material respects as of the Effective Date (after giving effect to any applicable materiality qualifiers) and Seller shall be in compliance in all material respects with each of its covenants and obligations to be performed or complied with at or before the Effective Date.

(ii) Purchaser’s representations and warranties in this Agreement as of the First Restatement Date shall be true and correct in all material respects as of the First Restatement Date (after giving effect to any applicable materiality qualifiers) and Purchaser shall be in compliance in all material respects with each of its covenants and obligations to be performed or complied with at or before the First Restatement Date.

(d) Fees and Expenses. All costs, fees, expenses and other compensation payable to Purchaser shall have been paid (or shall concurrently be paid) to the extent then due; provided that an invoice of such expenses shall have been presented no less than [***] prior to the Effective Date; provided, further, however, that the maximum aggregate amount payable by Seller to Purchaser pursuant to this Section 1.2(d) shall not exceed $[***] less any amounts paid to Purchaser or the Existing Purchasers, or their respective Affiliates or representatives, pursuant to Section 6.8 of the Series C Purchase Agreement.

1.3 Purchase Price; Use of Proceeds.

(a) Subject to the terms and conditions hereof, Purchaser will pay to Seller, in the aggregate, up to $80,000,000 (such aggregate amounts actually paid pursuant to this Section 1.3(a), the “Purchase Price”) in four separate tranches as follows: (i) $20,000,000 (the “First Milestone Amount”) will be payable on the First Milestone Closing Date (the “First Milestone”); (ii) $20,000,000 (the “Second Milestone Amount”) will be payable on the Second Milestone Closing Date (the “Second Milestone”); (iii) $20,000,000 (the “Third Milestone Amount”) will be payable on the Third Milestone Closing Date (the “Third Milestone”); and (iv) $20,000,000 (the “Fourth Milestone Amount”) will be payable on the Fourth Milestone Closing Date.

(b) Subject to Sections 1.5 and 1.6, as applicable, Purchaser shall pay the Milestone Amount on each Milestone Closing Date by wire transfer in immediately available U.S. dollar funds to an account to be designated in writing by Seller prior to the Milestone Closing Date.

(c) Seller will apply the Purchase Price primarily to support clinical development and regulatory activities for GC and the Products, as well as to satisfy working capital obligations and for Seller’s general corporate expenses (“Funded Activities”). As between the Parties, Seller will have the sole responsibility to pay all providers of Funded Activities, whether such providers are Third Person providers or Seller’s employees or Affiliates. Purchaser will not have any obligation or responsibility to pay any portion of the Purchase Price directly to any providers of Funded Activities or to any Third Person.

1.4 Manner of Effective Sale. The sale, conveyance, transfer, assignment and delivery of the Purchased Receivables by Seller to Purchaser will be effected by Purchaser and Seller executing the Bill of Sale on the First Milestone Closing Date.

1.5 Closings and Milestone Closing Dates.

(a) The closing of each Milestone (the “Milestone Closing”) will take place by the electronic delivery of documents commencing at 10:00 a.m. Eastern Time on the date for the Milestone Closing determined pursuant to Section 1.5(b), or at such other time and date as Seller and Purchaser may mutually agree. The date of the Milestone Closing is referred to as the “Milestone Closing Date.”

(b) Determination of Milestone Closing Date. Seller shall give Purchaser written notice within [***] ([***]) Business Days after the occurrence of each Milestone Trigger. The date of the Milestone Closing shall, unless otherwise agreed by Seller and Purchaser in accordance with Section 1.5(a), be the later of (i) the date [***] ([***]) Business Days after the date of such notice, or (ii) the earliest date following the date of such notice on which all closing conditions and the deliverables set forth in Section 1.6 have been either satisfied and delivered, as applicable, or waived by the Party whose performance is conditioned thereby or delivered, as applicable.

1.6 Milestone Closing Conditions and Deliverables.

(a) Conditions to Purchaser’s Obligation to Close Each Milestone. The following shall be conditions to Purchaser’s obligations to close any Milestone (compliance with which or the occurrence of which may be waived in whole or in part by Purchaser in writing):

(i) The Milestone Trigger shall have occurred.

(ii) The representations and warranties of Seller contained in Section 3.1 shall be true and correct (disregarding any materiality or Material Adverse Effect qualifications within such representations and warranties) on and as of the Milestone Closing Date (other than representations and warranties made as of a specified date, which shall be true and correct as of the date specified), except for breaches and inaccuracies of such representations and warranties that do not, individually or in the aggregate, have a Material Adverse Effect.

(iii) Seller shall have complied with and performed in all material respects each of its covenants and obligations to be performed or complied with, at or before the Milestone Closing Date.

(iv) No event, circumstance or change shall have occurred that has caused or would reasonably be expected to cause, in any case or in the aggregate, a Material Adverse Effect.

(v) No termination of Purchaser’s obligation to consummate the Milestone shall have occurred pursuant to Section 1.7.

(b) Conditions to Seller’s Obligation to Each Milestone. The following shall be conditions to Seller’s obligations to close any Milestone (compliance with which or the occurrence of which may be waived in whole or in part by Seller in writing):

(i) The Milestone Trigger shall have occurred.

(ii) The representations and warranties of Purchaser contained in Section 3.2 shall be true and correct (disregarding any materiality qualifications within such representations and warranties) on and as of the Milestone Closing Date (other than representations and warranties made as of a specified date, which shall be true and correct as of the date specified), except for breaches and inaccuracies of such representations and warranties that do not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(iii) Purchaser shall have complied with and performed in all material respects each of its covenants and obligations to be performed or complied with, at or before the Milestone Closing Date.

(iv) No termination of Seller’s obligation to consummate the Milestone shall have occurred pursuant to Section 1.8.

(c) First Milestone Closing Deliverables. At or prior to the First Milestone Closing, the following will occur:

(i) Bill of Sale. Seller shall execute and deliver to Purchaser the Bill of Sale. Purchaser shall execute and deliver to Seller the Bill of Sale.

(ii) Officer’s Certificate of Seller. An executive officer of Seller shall sign and deliver to Purchaser, on behalf of Seller, a certificate dated as of the First Milestone Closing Date certifying that each of the conditions specified in Sections 1.6(a)(ii), (iii), (iv) and (v) is satisfied.

(iii) Updated Disclosure Schedule. At least [***] ([***]) Business Days prior to the First Milestone Closing Date, Seller shall have delivered to Purchaser an Updated Disclosure Schedule if Seller has determined, in its reasonable discretion, that such Updated Disclosure Schedule is necessary in order to satisfy the conditions set forth in Section 1.6(a)(ii).

(iv) Other Documents and Financing Statements. Seller shall sign or deliver to Purchaser such other certificates, documents and financing statements as Purchaser may reasonably request, in each case reasonably satisfactory to Purchaser, to perfect under the applicable UCC (or any comparable law) of all applicable jurisdictions in the United States, and under federal law of the United States, and maintain the perfection of Purchaser’s ownership interest in the Purchased Receivables and the back-up security interest granted pursuant to Section 4.8.

(v) Legal Opinions. Seller shall deliver to Purchaser a legal opinion or legal opinions of one or more counsel to Seller in a form mutually agreeable to the Parties.

(vi) Lien Searches. Purchaser shall have received the results of a recent lien search in each jurisdiction where Seller is organized and where the assets of Seller are located, and such search shall reveal no Encumbrances on the Purchased Royalty other than Permitted Encumbrances.

(vii) Tax Forms. Purchaser shall deliver to Seller a validly executed IRS Form W-9 or the applicable IRS Form W-8 for Purchaser.

(d) Second Milestone, Third Milestone and Fourth Milestone Closing Deliverables. At or prior to the Second Milestone Closing, Third Milestone Closing and the Fourth Milestone Closing, as applicable, the following will occur:

(i) Officer’s Certificate of Seller. An executive officer of Seller shall sign and deliver to Purchaser, on behalf of Seller, a certificate dated as of the Milestone Closing Date certifying that each of the conditions specified in Sections 1.6(a)(ii), (iii), (iv) and (v) is satisfied.

(ii) Updated Disclosure Schedule. At least [***] ([***]) Business Days prior to the Third Milestone Closing Date, Seller shall have delivered to Purchaser an Updated Disclosure Schedule if Seller has determined, in its reasonable discretion, that such Updated Disclosure Schedule is necessary in order to satisfy the conditions set forth in Section 1.6(a)(ii).

(iii) Other Documents and Financing Statements. Seller shall sign or deliver to Purchaser such other certificates, documents (including customary bringdown lien searches and, with respect to the Third Milestone Closing, customary bringdown legal opinions, not inconsistent with those delivered at the First Milestone Closing) and financing statements as Purchaser may reasonably request, in each case reasonably satisfactory to Purchaser, to perfect under the applicable UCC (or any comparable law) of all applicable jurisdictions in the United States, and under federal law of the United States, and maintain the perfection of Purchaser’s ownership interest in the Purchased Receivables arising out of the Milestone and the back-up security interest granted pursuant to Section 4.8 with respect thereto.

(iv) Tax Forms. Purchaser shall deliver to Seller any updates, to the extent necessary, to any IRS Form previously provided by Purchaser pursuant to Section 1.6(c)(vii).

1.7 Exceptions to Purchaser’s Purchase Obligation.

(a) Imposed Discontinuation. Notwithstanding anything to the contrary in Section 1.3, if prior to a Milestone Closing the Pending Phase 3 Clinical Trial and substantially all development activities for GC for use in treating oral mucositis and esophagitis are permanently terminated as a result of a recommendation by or requirement of either the FDA or any other Regulatory Authority in a Major Market, or a Data Safety Monitoring Board (if applicable) or equivalent safety monitoring body in a Major Market or for any other reason (an “Imposed Discontinuation”), then Seller shall promptly notify Purchaser in writing of such event. If an Imposed Discontinuation occurs, the obligation of Purchaser to consummate the Milestone Closing and all other remaining Milestone Closings, if any, may be terminated if Purchaser delivers written notice thereof to Seller within [***] ([***]) days following the date of Seller’s written notice to Purchaser of such Imposed Discontinuation.

(b) Imposed Suspension. Additionally, notwithstanding anything to the contrary in Section 1.3, if prior to a Milestone Closing a hold on or suspension of the Pending Phase 3 Clinical Trial is imposed by the FDA or a Data Safety Monitoring Board, or if substantially all development efforts for GC for use in treating oral mucositis and esophagitis are otherwise generally put on hold or suspended as a result of a recommendation by or requirement of either the FDA or any other Regulatory Authority in a Major Market, or a Data Safety Monitoring Board (if applicable) or equivalent safety monitoring body in a Major Market (excluding delays resulting from review by Regulatory Authorities of DAAs or applications for other Regulatory Approvals relating to GC) or for any other reason, and the Pending Phase 3 Clinical Trial or such development efforts are not recommenced within [***] ([***]) months after the hold is imposed or the suspension begins (an “Imposed Suspension”), then Seller shall promptly notify Purchaser in writing of such event. If an Imposed Suspension occurs, the obligation of Purchaser to consummate the Milestone Closing and all other remaining Milestone Closings, if any, may be terminated if Purchaser delivers written notice thereof to Seller within [***] ([***]) days following the date of Seller’s written notice to Purchaser of such Imposed Suspension.

(c) Bankruptcy Event. If Seller becomes subject to a Bankruptcy Event prior to a Milestone Closing, Purchaser’s obligations hereunder to consummate the Milestone Closing and all other remaining Milestone Closings, if any, shall automatically terminate.

(d) Deemed Liquidation Event. If Seller becomes subject to a Deemed Liquidation Event prior to a Milestone Closing, Purchaser shall have the right, upon written notice delivered to Seller, to terminate Purchaser’s obligations hereunder to consummate the Milestone Closing and all other remaining Milestone Closings, if any.

1.8 Exceptions to Seller’s Sale Obligation.

(a) First Milestone Funding Failure. Notwithstanding anything to the contrary in Section 1.3, if the conditions to the First Milestone set forth in Section 1.6(a) have been satisfied and Purchaser fails to fund the full amount of the First Milestone Amount within two (2) Business Days of the First Milestone Closing Date (the “First Funding Failure”), Seller shall have the right to terminate this Agreement, including its obligation to accept any portion of the First Milestone Amount that was paid, [***] upon written notice to Purchaser, which right will expire if Seller fails to exercise such right within [***] ([***]) days following the date of the First Funding Failure.

(b) Subsequent Milestone Funding Failure. Notwithstanding anything to the contrary in Section 1.3, if the conditions to any Subsequent Milestone set forth in Section 1.6(a) have been satisfied and Purchaser fails to fund the full amount of the Subsequent Milestone Amount within two (2) Business Days of the Subsequent Milestone Closing Date (the “Subsequent Funding Failure”), Seller shall have the right, upon delivery of written notice to Purchaser within [***] ([***]) days following the date of the Subsequent Funding Failure, to terminate its obligation to accept the Subsequent Milestone Amount and all other remaining Subsequent Milestone Amounts, if any, and the Default Royalty Rate shall apply with respect to the Purchased Royalty purchased at the First Milestone Closing and any Subsequent Milestone Closings consummated prior to the Subsequent Funding Failure.

(c) Deemed Liquidation Event. If Seller becomes subject to a Deemed Liquidation Event prior to a Milestone Closing, Seller shall have the right, upon written notice delivered to Purchaser, to terminate Purchaser’s right hereunder to consummate the Milestone Closing and all other remaining Milestone Closings, if any.

1.9 Retained Rights; No Assumed Obligations; Seller Authority. Notwithstanding any provision in this Agreement to the contrary:

(a) upon each of the Milestone Closing Dates, Purchaser is acquiring only the rights to the Purchased Receivables and the back-up security interest granted pursuant to Section 4.8 and does not, by purchase of such rights, acquire any other assets or rights to assets of Seller or its Affiliates other than such Purchased Receivables and back-up security interest;

(b) Purchaser does not, by purchase of any Purchased Receivables hereunder, assume any Liability of Seller or any of its Affiliates, and all such Liabilities will be retained by and remain Liabilities of Seller or its Affiliates;

(c) none of Purchaser’s Affiliates will be bound by this Agreement, unless Purchaser otherwise expressly agrees in writing or Purchaser transfers this Agreement to an Affiliate pursuant to Section 8.3;

(d) except as otherwise expressly provided in this Agreement, Seller has sole responsibility for the research, development, commercialization and exploitation of the Products, including regulatory compliance, intellectual property protection, manufacturing, marketing, clinical development, distribution, sales, product liability and reimbursement with respect thereto; and

(e) this Agreement does not establish any partnership or joint venture for U.S. federal income tax purposes between Purchaser and Seller.

ARTICLE 2

PURCHASED PRODUCT ROYALTIES; RECORDS AND AUDITS

2.1 Payments Due to Purchaser.

(a) Subject to the terms and conditions provided in this Agreement, Purchaser shall purchase and accept from Seller at the Milestone Closings the percentages of Product Payments specified in this Section 2.1(a). In each such purchase, Purchaser shall purchase and accept from Seller, and Seller shall sell, convey, transfer, and assign to Purchaser, all of Seller’s right, title and interest in (and, accordingly, Purchaser shall possess all right, title and interest in the aggregate in) [***] percent ([***]%) of Product Payments (the “Full Royalty Rate”); provided, that if a Subsequent Funding Failure occurs and Seller exercises its right under Section 1.8(b) to terminate its obligation to accept the applicable Subsequent Milestone Amount and all other remaining Subsequent Milestone Amounts, if any, then from and after such termination Purchaser’s aggregate right, title and interest in the Product Payments shall be reduced to [***] percent ([***]%) (the “Default Royalty Rate”) (as applicable, the “Purchased Royalty”).

(b) The Purchased Royalty will be calculated and payable by Seller or its Affiliates on a Calendar Quarter basis during the Royalty Period in accordance with Sections 2.2 and 2.3.

(c) The payments made by Seller to Purchaser pursuant to this Section 2.1 to the extent relating to Product Net Sales shall be made based on Seller’s accrual accounting system in accordance with GAAP or International Financial Reporting Standards (as applicable). Adjustments made to accrued amounts used to calculate the Purchased Royalty for a Calendar Quarter after the payment of such Purchased Royalty shall be applied to correspondingly adjust calculations of the Purchased Royalty for subsequent Calendar Quarters when such adjustments are made.

2.2 Remittance to Lockbox Account.

(a) Within [***] ([***]) days after the first submission for Regulatory Approval for a Product in the Territory, the Parties shall enter into a Lockbox Agreement in form and substance reasonably satisfactory to the Parties and the Lockbox Bank, which Lockbox Agreement will provide for, among other things, the establishment and maintenance of the Deposit Accounts in accordance with the terms herein and therein.

(b) Each Out-License entered into by Seller and its Affiliates shall contain a provision providing for all payments in respect of sales of the Products (excluding, for clarity, milestone payments of any kind) to be remitted directly by the applicable party into the Lockbox Account, and Seller shall use commercially reasonable efforts to cause such payments to be remitted directly by the applicable party into the Lockbox Account. Without in any way limiting the foregoing, commencing on the date on which the Lockbox Agreement is executed and at any time thereafter during the Term, any and all payments in respect of sales of the Products [***] received directly by Seller shall be deposited by Seller into the Lockbox Account within [***] ([***]) Business Days of Seller’s receipt thereof.

(c) During the Term, immediately subsequent to the deposit of funds into the Lockbox Account:

(i) the portion of such funds equal to the product of such funds multiplied by the Royalty Percentage shall be swept into the Purchaser Concentration Account from the Lockbox Account; and

(ii) the remainder of such funds shall be swept into the Seller Concentration Account from the Lockbox Account.

Seller shall have immediate and full access to any funds held in the Seller Concentration Account and such funds shall not be subject to any conditions or restrictions whatsoever other than those of the Lockbox Bank. Any Encumbrance granted by Seller to Purchaser in any funds transferred from the Lockbox Account to the Seller Concentration Account shall automatically terminate upon such transfer without any further action by any party.

(d) Seller shall, on a Calendar Quarter basis commencing with the first Calendar Quarter during the Term when a Product Net Sale has occurred, instruct the Lockbox Bank to (i) with respect to each of the first, second and third Calendar Quarters in a given Calendar Year, within [***] ([***]) days after the end of each such Calendar Quarter, and (ii) with respect to the fourth Calendar Quarter in a given Calendar Year, within [***] ([***]) days after the end of such Calendar Quarter, sweep any funds contained in the Purchaser Concentration Account that constitute the Purchased Royalty into the Purchaser Account, it being understood that, at the end of each Calendar Quarter, Seller may retain from disbursement from the Purchaser Concentration Account any amounts that do not constitute the Purchased Royalty and instruct the Lockbox Bank to sweep such amounts into the Seller Concentration Account.

(e) The Purchaser Concentration Account shall be held solely for the benefit of Purchaser. Seller shall not take any action with respect to the Purchaser Concentration Account other than making (i) the instructions to the Lockbox Bank necessary to effectuate the sweep contemplated by Section 2.2(d), or (ii) any adjustment (and corresponding instruction to transfer to the Seller Concentration Account any excess funds) for amounts as necessary to reconcile the balance of the Purchaser Concentration Account with the amount to which Purchaser is entitled pursuant to Section 2.1(a).

(f) [***] shall pay all fees, expenses and charges of the Lockbox Bank.

(g) During the Term, Seller shall not have the right to terminate the services of the Lockbox Bank without Purchaser’s prior written consent; provided, that[Purchaser shall not unreasonably withhold its consent if the following conditions are satisfied:

(i) the successor Lockbox Bank is reasonably acceptable to Purchaser;

(ii) Seller, Purchaser and the successor Lockbox Bank have entered into a lockbox agreement substantially similar to the form of Lockbox Agreement initially entered into;

(iii) all funds and items in the accounts subject to the Lockbox Agreement to be terminated have been transferred to the new accounts held at the successor Lockbox Bank prior to the termination of the then existing Lockbox Bank; and

(iv) Seller has notified all of the applicable parties making payments in respect of sales of the Products to remit all future payments in respect of sales of the Products to the new accounts held at the successor Lockbox Bank.

2.3 Other Payments.

(a) Seller will, or will cause its Affiliates or designees to, pay to the Purchaser Account for the benefit of Purchaser any other amounts in respect of the Purchased Royalty payable to Purchaser under Section 2.1 that are not paid to Purchaser in accordance with Section 2.2, including payments in respect of Product-Related Damages. Each such payment shall be made on a Calendar Quarter basis within the time periods referenced in Section 2.2(d).

(b) All payments of the Purchased Royalty under Section 2.1 and any other payments made by Seller or its Affiliates to Purchaser under this Agreement will be made in U.S. dollars by wire transfer of immediately available funds, free and clear of all Encumbrances and without offset or reduction by Seller or its Affiliates of any kind (except pursuant to the reconciliation procedures under Sections 2.1 and 2.2(d) or pursuant to Section 2.6) to the Purchaser Account.

(c) Seller will, and will cause its Affiliates to, hold in trust for the benefit of Purchaser any portion of Product Payments constituting Purchased Receivables until such funds are paid to Purchaser in accordance with Section 2.2 or this Section 2.3.

(d) All payments made by Seller in respect of the Purchased Receivables to the Purchaser Account shall be deemed to have been received by Purchaser, and Seller shall have no obligation to make payments to Purchaser to any account other than the Purchaser Account.

2.4 Royalty Reports. Each Calendar Quarter during the Royalty Period, concurrently with Seller’s payment of the Purchased Royalty for such Calendar Quarter pursuant to Sections 2.2 and 2.3, Seller will send a written report to Purchaser showing (a) the Product Net Sales for the Calendar Quarter in question (and for that Calendar Year to date), specifying in reasonable detail how such Product Net Sales were calculated, (b) a breakdown of such Product Net Sales by Product and country, (c) the royalty rate used to calculate such Purchased Royalty payment for such Calendar Quarter, (d) the calculation of the Purchased Royalty owed for such Calendar Quarter, certified on behalf of Seller by an executive officer of Seller as true and complete in all material respects, (e) a summary of any adjustments made by Seller to accrued amounts used to calculate the Purchased Royalty for the Calendar Quarter in question, and (f) other Product Payments actually received in the Calendar Quarter in question (each such report, a “Royalty Report”). Seller shall require its Affiliates, licensees and sublicensees to report to Seller information relating to Product Net Sales as necessary to enable Seller to comply with Seller’s obligations under this Section 2.4.

2.5 Other Deliverables Due to Purchaser.

(a) Within [***] ([***]) days after the end of each of the first three Calendar Quarters of a Calendar Year during the Royalty Period, Seller will provide Purchaser with copies of the unaudited balance sheets of Seller and its consolidated Affiliates for the corresponding Calendar Quarter, the related unaudited consolidated statements of income and cash flows for such Calendar Quarter and the notes, if any, to such financial statements certified on behalf of Seller by an executive officer of Seller as true and complete in all material respects; provided, that Seller’s obligation under this Section 2.5(a) shall be satisfied with respect to any Calendar Quarter for which Seller has filed with the SEC unaudited quarterly financial statements on Form 10-Q pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

(b) Within [***] ([***]) days after the end of each Calendar Year during the Royalty Period, Seller will provide Purchaser with copies of the audited balance sheets of Seller and its consolidated subsidiaries for such Calendar Year, the related audited consolidated statements of income and cash flows for such Calendar Year, the notes to such financial statements and the report on such audited information by Seller’s independent certified public accounting firm, certified on behalf of Seller by an executive officer of Seller as true and complete in all material respects; provided, that Seller’s obligation under this Section 2.5(b) shall be satisfied with respect to any Calendar Year for which Seller has filed with the SEC audited annual financial statements on Form 10-K pursuant to the Exchange Act.

(c) Notwithstanding anything else in this Section 2.5 to the contrary, Seller may cease providing the information set forth in this Section 2.5 during the period starting with the date [***] ([***]) days before Seller’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided, that Seller’s covenants under this Section 2.5 shall be reinstated at such time as Seller is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

2.6 Records; Audit Rights.

(a) Seller will, and will cause its Affiliates, licensees and sublicensees to keep and maintain, for a period of [***] ([***]) Calendar Years from the end of an applicable Calendar Year, accounts and records of all data reasonably required (i) to verify Product Payments, Royalty Reports and the Purchased Royalty payable to Purchaser hereunder, and (ii) to verify the use of the Purchase Price proceeds by Seller.

(b) During the Term and for [***] ([***]) Calendar Years thereafter, during normal business hours and upon at least [***] ([***]) days’ prior written notice to Seller, Purchaser shall have the right to audit on a Calendar Year basis, through an independent certified public accountant selected by Purchaser that is reasonably acceptable to Seller (which acceptance will not be unreasonably withheld, conditioned or delayed), those accounts and records of Seller and Seller’s Affiliates as may be reasonably necessary to verify the accuracy of the Royalty Reports and the amounts paid by Seller to Purchaser under this Agreement (provided, however, that, prior to conducting any such audit, such accountant will have entered into a confidentiality agreement in form and substance reasonably satisfactory to Seller). The records with respect to a particular Calendar Year may not be audited more than once or more than [***] ([***]) Calendar Years after the Calendar Year to which such records relate. The selected accountant will keep confidential all information obtained during such audit and will issue a written report to Purchaser and to Seller with only (i) the actual amount of Product Net Sales for the Calendar Year(s) in question, (ii) the actual amount of Product-Related Damages received by Seller during the Calendar Year(s) in question, (iii) the resulting over- or under payment of Purchased Royalty to Purchaser that occurred during the Calendar Year(s) in question, and (iv) the details of any discrepancies between the Purchased Royalty that was paid to Purchaser and the Purchased Royalty that should have been paid to Purchaser. The results of the audit shall be binding on the Parties absent material error.

(c) Purchaser is solely responsible for all the expenses of the independent certified accountant, unless the independent certified public accountant’s report (or subsequent dispute resolution, if Seller disputes such report) shows any underpayment by Seller exceeding [***] percent ([***]%) of the payment owed to Purchaser for any of the Calendar Years then being reviewed. If the independent certified public accountant’s report (or subsequent dispute resolution, if Seller disputes such report) shows that Seller underpaid Purchaser by more than [***] percent ([***]%), Seller shall be responsible for the reasonable expenses incurred by Purchaser for the independent certified public accountant’s services for such audit. Any payment owed by one Party to any other as a result of the audit shall be made within [***] ([***]) Business Days of the receipt of the audit report, free and clear of any and all Encumbrances; provided, that in lieu of receiving payment for an overpayment of the Purchased Royalty by Seller, Seller shall credit such overpayment against future amounts owed to Purchaser under this Agreement. In addition, any payment under this Section 2.6 shall bear interest in accordance with Section 2.8.

2.7 Taxes.

(a) Except as otherwise set forth in this Section 2.7, all payments made by one Party to the other Party under this Agreement shall be made free and clear of any withholding or other Tax. If, following the execution of this Agreement, there is a change in law that results in the imposition of, or increase in the rate of tax on, any payments made under the agreement (other than net income taxes imposed by the jurisdiction of the recipient of the payment), then Seller and Purchaser shall use their commercially reasonable efforts to cooperate in reducing or minimizing such taxes, to the extent reasonably practicable, as applicable.

(b) Seller shall be entitled to deduct and withhold from any payments payable pursuant to this Agreement such amounts as Seller and Purchaser reasonably agree is required to be deducted or withheld therefrom under any provision of federal, state, local or foreign Tax law. If Seller and Purchaser are unable to agree on whether withholding is required (or on the amount of the required withholding), the Parties shall refer the matter to a mutually agreeable independent accounting firm (the “Arbitrator”), whose decision shall be binding on the Parties. The fees and expenses of the Arbitrator shall be borne by [***]. If the Parties are unable to agree on whether withholding is required (or on the amount of the required withholding), Seller shall delay making the payment that Seller believes should be withheld until such matter is resolved pursuant to this Section 2.7(b). Any such delayed payment shall, to the extent of such delay, be deemed not to be a late payment and no late payment interest shall be payable pursuant to Section 2.8 in respect thereof. Notwithstanding the foregoing, Seller and Purchaser agree that no withholding shall be required on any payment made to Purchaser for U.S. federal income tax purposes if Purchaser has provided Seller with a properly executed IRS Form W-9 (or such other form as is required under U.S. federal income tax law).

(c) If Purchaser is entitled under any applicable Tax treaty to a reduction in the rate of, or the elimination of, applicable withholding Tax, it may deliver to Seller or the appropriate Governmental Authority (with the assistance of Seller to the extent that such assistance is reasonably requested by Purchaser in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Seller of its obligation to withhold Tax, and Seller shall apply the reduced rate of withholding, or dispense with withholding, as the case may be.

(d) If, in accordance with the foregoing, Seller withholds any amount, it shall (i) timely remit to Purchaser the balance of such payment, (ii) timely remit the full amount withheld to the proper Governmental Authority, and (iii) send to Purchaser written proof of remittance of the full amount withheld within [***] ([***]) days following remittance. For purposes of this Agreement, any amount so withheld and paid over to the applicable Governmental Authority shall be considered to have been paid to Purchaser at the time so withheld.

(e) Purchaser and Seller further agree to furnish or cause to be furnished to each other, upon request, in a timely manner, such information (including access to books and records) and assistance as is reasonably necessary for the filing of any tax return relating to Taxes withheld by Seller from payments made to Purchaser pursuant to this Section 2.7.

2.8 Interest. In the event a payment under this Agreement is not made by Seller when due hereunder, the amount of such outstanding payment owed by Seller will accrue interest (from the date such payment is due through and including the date on which full payment is made) at an annual rate equal to [***] percent ([***]%) plus the Prime Rate on the date when the payment was due and calculated daily on the basis of a 365-day or 366-day year, as applicable. Payment of accrued interest will accompany payment of the outstanding payment. “Prime Rate” means the prime rate as reported in The Wall Street Journal, Eastern U.S. Edition, on the date such payment is due. Notwithstanding the foregoing, Seller shall not be responsible for any interest on late payments that are due to the failure of the Lockbox Bank to perform its obligations under the Lockbox Agreement. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved in accordance with Applicable Law, the rate of interest payable hereunder shall be limited to the Maximum Rate; provided that such excess amount shall be paid to Purchaser on subsequent payment dates to the extent not exceeding the legal limitation.

2.9 No Other Compensation. Purchaser and Seller hereby agree that the terms of this Agreement fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by Purchaser to Seller and by Seller to Purchaser in connection with the Purchase Price and the Purchased Receivables. Neither Seller nor Purchaser have previously paid or entered into any other commitment to pay, whether orally or in writing, any Seller or Purchaser employee, directly or indirectly, any consideration, compensation or benefits, monetary or otherwise, in connection with the Purchase Price and the Purchased Receivables.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser, as of the Effective Date and each Milestone Closing Date (each such date, an “Applicable Date”) that, except as otherwise set forth on the Disclosure Schedule delivered by Seller to Purchaser on the Effective Date (as may be amended, supplemented or otherwise modified by an Updated Disclosure Schedule on or prior to any Milestone Closing Date in accordance with this Agreement) (the “Disclosure Schedule”), which exceptions shall be deemed part of the representations and warranties made hereunder, the following representations and warranties are true and complete as of such Applicable Date. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 3.1, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections or subsections in this Section 3.1 to the extent other sections or subsections of this Section 3.1 are specifically referenced.

(a) Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify shall reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(b) Ownership Rights. Seller is the sole owner of all legal and equitable title to the Purchased Receivables, entitled to exercise its rights in connection therewith, free and clear of all Encumbrances, other than Permitted Encumbrances, such that, upon consummation of this Agreement, Purchaser will become entitled to receive, free and clear of all Encumbrances, other than Permitted Encumbrances, the Purchased Receivables. Seller has not pledged, sold, transferred, conveyed, assigned or delivered any interest in the Purchased Receivables to any other Person, or agreed to do so, and, Seller has the full right, power and authority to sell, transfer, convey, assign and deliver the Purchased Receivables to Purchaser, free and clear of all Encumbrances, other than the Permitted Encumbrances. Subject to any potential Recharacterization, upon the sale, transfer, conveyance, assignment and delivery of the Purchased Receivables to Purchaser pursuant to this Agreement, Purchaser will be the sole owner of all legal and equitable title to the Purchased Receivables, free and clear of any Encumbrances, other than the Permitted Encumbrances.

(c) Authorization. Seller has all requisite corporate power, right and authority to execute and deliver this Agreement, the other Transaction Documents to which it is a party and the other documents to be delivered by Seller pursuant to Sections 1.6 and to consummate the transactions contemplated hereby and thereby. The Transaction Documents to which Seller is a party have been duly executed and delivered by an authorized officer of Seller and each constitutes Seller’s valid and binding obligation, enforceable against Seller in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and to equitable principles (whether considered in a Proceeding in equity or at law).

(d) No Conflicts. Neither the execution and delivery of this Agreement or the other Transaction Documents by Seller nor the performance or consummation of the transactions contemplated by this Agreement or the other Transaction Documents to which Seller is a party will: (i) contravene or conflict with, result in a Breach or violation of, constitute a default or accelerate the performance under (with due notice or lapse of time or both), in any respect, the terms of (A) to Seller’s Knowledge, any Applicable Law, (B) any provisions of the certificate of incorporation or bylaws (or other organizational or constitutional documents) of Seller, or (C) any material contract, agreement, or other arrangement to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates or any of their respective assets is bound, except in the case of clauses (A) or (C) as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (ii) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on the Purchased Receivables.

(e) No Consent. The execution and delivery by Seller of this Agreement and the other Transaction Documents, and the performance by Seller of its obligations and the consummation by Seller of any of the transactions contemplated hereby and thereby, do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for (i) the filing of proper financing statements under the UCC, (ii) filings required by federal securities laws or stock exchange rules, and (iii) marketing and pricing approvals for the Products.

(f) Solvency. Immediately after the Effective Date (and after giving effect to each Milestone Closing, such Milestone Closing Date), (i) the fair saleable value of Seller’s property and assets will be greater than the sum of its debts and other obligations, including contingent liabilities, (ii) the present fair saleable value of Seller’s property and assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts and other obligations, including contingent liabilities, as they become fixed and matured, (iii) Seller will not have unreasonably small capital with which to conduct in its business, as currently conducted, and (iv) Seller does not have present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become fixed and matured.

(g) No Litigation. There is no Proceeding against Seller, or to the Knowledge of Seller, investigation, pending or, to the Knowledge of Seller, threatened in writing against Seller or its Affiliates, at law or in equity (including any that challenges the validity, ownership or enforceability of any of the Product Patent Rights or Product Trademarks), which, in each case, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Compliance with Laws. Seller is not in violation of, and has not violated or been given written notice of any violation of, and, to the Knowledge of Seller, is not under investigation with respect to, and has not been threatened to be charged with, any violation of, any Applicable Law that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) Partnering Transactions. There currently are no Partnering Transactions.

(j) Product Patent Rights; Know-How.

(i) Schedule 3.1(j) contains a complete and accurate list of all Product Patent Rights.

(ii) Except to the extent identified on Schedule 3.1(j) as a Product Patent Right that is Controlled but not owned by Seller or that is jointly owned by Seller and one or more Third Persons, Seller is the exclusive owner of the Product Patent Rights.

(iii) Except as set forth on Schedule 3.1(j), each of the issued Product Patent Rights, (A) is subsisting and no such listed Product Patent Right has lapsed, expired, been cancelled or become abandoned, and (B) to Seller’s Knowledge, is valid and enforceable. With respect to any pending Patent applications listed on Schedule 3.1(j), such applications are being diligently prosecuted in the respective patent offices in accordance with Applicable Law.

(iv) (A) No Product Patent Right has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding, (B) to Seller’s Knowledge, there is no published Patent, printed publications or other prior art that would reasonably be expected to adversely affect the patentability of the inventions claimed in the Product Patent Rights listed in Schedule 3.1(j), and (C) to Seller’s Knowledge, there is no published Patent, printed publication or other prior art that would reasonably be expected to adversely affect the validity or enforceability of the claims of the issued Patents set forth on Schedule 3.1(j).

(v) Except as set forth on Schedule 3.1(j), with respect to Product Patent Rights, neither Seller nor any of its Affiliates is a party to any In-License Agreement, and no In-License Agreements exist.

(vi) Seller has not granted to any Third Person any exclusive right or license with respect to any Product Patent Rights or any Know-How that is incorporated into, embodied in, contained in, or used in Products.

(vii) To the Knowledge of Seller, no Third Person is currently infringing, misappropriating, or otherwise violating the Product Patent Rights or other patent, patent application or Know-How Controlled by Seller in any manner that would reasonably be expected to materially and adversely affect Seller’s development or commercialization of Products in any respect.

(viii) Seller has not received any written notice from a Third Person alleging that the current or future making, having made, use, sale, offer to sell, import or export, of Products infringes or misappropriates any Intellectual Property owned or controlled such Third Person. There is no pending Proceeding or, to the Knowledge of Seller, Proceeding threatened in writing involving an assertion or claim that the current or future making, having made, use, sale, offer to sell, import or export, of Products infringes or misappropriates any Intellectual Property owned or controlled by a Third Person.

(ix) To the Knowledge of Seller, the making, having made, use, sale, offer to sell, import or export of Products does not and will not infringe upon or misappropriate any valid and enforceable Intellectual Property owned or controlled by a Third Person.

(x) Seller has complied in all material respects with all applicable duties of candor and good faith in dealing with the U.S. Patent and Trademark Office and to Seller’s knowledge all applicable foreign patent offices with respect to the Product Patent Rights.

(k) Certain Regulatory Matters Regarding Product.

(i) Seller holds, and is operating in compliance with, all permits, licenses, franchises, consents, clearances, waivers, approvals, authorizations, registrations and similar rights obtained, or required to be obtained, of the FDA, EMA and other Regulatory Authorities material to the conduct of its business as currently conducted (collectively, the “Regulatory Permits”) in all material respects, and all such Regulatory Permits are in full force and effect. Seller has fulfilled and performed all of its material obligations with respect to the Regulatory Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or result in any other material impairment of the rights of Seller as the holder of any Regulatory Permit. Seller operates and currently is in compliance in all material respects with Applicable Law administered, overseen or enforced by the FDA, EMA and other applicable Regulatory Authorities. Seller has not received notice of any pending or threatened Proceeding from or regarding the FDA, EMA or other applicable Regulatory Authority alleging that any operation or activity of Seller, or respecting any Product, is in violation of any Applicable Law and no such Proceeding is currently pending. Seller is not a party to or subject to any corporate integrity agreements, monitoring agreements, consent decrees, deferred prosecution agreements, settlement orders or similar contracts or orders with or imposed by any Governmental Authority related to any Applicable Law administered, overseen or enforced by any Regulatory Authority, and no such contract or order is currently pending or, to the Knowledge of Seller, threatened.

(ii) The clinical, pre-clinical and other studies and tests relating to the Products conducted by or on behalf of or sponsored by Seller were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and all Applicable Law, including, but not limited to, the United States Federal Food, Drug, and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312. No IND filed by or on behalf of Seller with the FDA or other Regulatory Authority relating to a Product has been terminated or suspended by the FDA or other Regulatory Authority, and neither the FDA, EMA, nor any other Regulatory Authority has commenced, or, to the Knowledge of Seller, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of Seller relating to a Product. Seller has not received from the FDA or any other Regulatory Authority any unresolved inspection reports, notices of adverse findings, warning or untitled letters, or other written correspondence concerning Seller or any Product, in which any Regulatory Authority alleges or asserts a material failure to comply with Applicable Laws, or that any Product may not be safe, effective or approvable, other than as would not reasonably be expected to result, individually or in the aggregate, in any Material Adverse Effect.

(iii) To the Knowledge of Seller, Seller has not made, and no person has on behalf of Seller made, an untrue statement of a material fact or a fraudulent statement to the FDA or any Regulatory Authority, or failed to disclose a material fact required to be disclosed to the FDA or other such Regulatory Authority, or committed an act, made a statement, or failed to make a statement, in any case with respect to the Products that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or for any other Regulatory Authority to invoke a similar policy. To Seller’s Knowledge, Seller is not the subject of any pending or threatened investigation in respect of Seller or Product, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or by any other Regulatory Authority pursuant to a similar policy.

All material reports, documents, submissions and applications relating to the Products that have been submitted in connection with the request for any Regulatory Approval were true, complete and correct in all material respects as of their date of submission (or necessary updates, changes or corrections were timely made), except where such failure would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(iv) None of Seller and its officers or employees and, to the Knowledge of Seller, no agent or counterparty to a development, contract research, commercialization, distribution, sales, marketing, supply, manufacturing, consulting or other collaboration contract with Seller relating to the Products, has been debarred, excluded, suspended, or otherwise determined to be ineligible to participate in any health care programs of any Regulatory Authority, or convicted of any crime or engaged in any conduct that has resulted or would reasonably be expected to result, in any such debarment, exclusion, suspension, or ineligibility, including, without limitation, under 21 U.S.C. Section 335a or any similar Applicable Law. As of the Applicable Date, no claims, actions, Proceedings or investigations that would reasonably be expected to result in any such debarment, exclusion, suspension, ineligibility or conviction are pending or threatened.

(l) Product Trademarks.

(i) Schedule 3.1(l) contains a complete and accurate list of all registered Product Trademarks that exist as of the Applicable Date.

(ii) Except as set forth on Schedule 3.1(l), Seller owns the entire right, title, and interest in, to and under the Product Trademarks, including all goodwill pertaining thereto, the right to conduct business under the Product Trademarks, the right to license others under the Product Trademarks, and all rights to sue, counterclaim and collect damages and payments for claims of past, present and future infringements, unfair competition or misappropriations thereof, and all income, royalties, damages and payments now or hereafter due or payable with respect to the Product Trademarks.

(iii) Except as set forth on Schedule 3.1(l), Seller has not exclusively licensed, transferred or assigned, or purported to exclusively license, transfer or assign, any of the Product Trademarks to any Person.

(iv) All Product Trademarks are currently being prosecuted and maintained in compliance with Applicable Law in all material respects (including the timely post-registration filing of affidavits of use and incontestability and renewal applications or similar documents required for such compliance), and, to Seller’s Knowledge, are valid and enforceable.

(v) No Product Trademark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened in writing with respect to any of the Product Trademarks.

(vi) To Seller’s Knowledge, no Product Trademark has been challenged, or threatened in writing to be challenged, by any Third Person. None of the Product Trademarks used by Seller or any of its Affiliates infringes or is alleged in writing to infringe any trade name, trademark or service mark of any Third Person in any of the Major Markets.

(m) No Brokers Fees. Neither Seller nor any of its Affiliates has retained any Person to whom any brokerage commission, finder’s fee or other like payment is or will be due in connection with this Agreement or the other Transaction Documents to which Seller is a party or the consummation of the transactions contemplated hereby or thereby.

(n) Subordination. The claims and rights of Purchaser created by any Transaction Document in, to and under the Purchased Receivables are not subordinated to any creditor of Seller or any other Person or Governmental Authority.

(o) UCC Representations and Warranties. Seller’s exact legal name is “Galera Therapeutics, Inc.” The principal place of business and principal executive offices of Seller have been, and the office where it keeps its books and records relating to the Purchased Receivables has been, located at 2 West Liberty Boulevard, Suite 110, Malvern, PA 19355. Seller’s Federal Employer Identification Number is 46-1454898. Seller has not changed its jurisdiction of organization in the five (5) years prior to the Effective Date.

(p) No Material Liabilities. There are no material Liabilities of Seller or its Affiliates relating to or affecting the Purchased Receivables, whether accrued, contingent, absolute, determined, determinable or otherwise.

(q) Disclosure. Seller has delivered or made available to Purchaser true and complete copies of each agreement, data, contract or other document or information that has been requested in writing by Purchaser. All material written information furnished by or on behalf of Seller or any of its Affiliates to Purchaser in connection with the Transaction Documents or any transaction contemplated thereby, is true and correct in all material respects on the date as of which such information is dated or certified and does not contain any untrue statements of a material fact or omit any material fact necessary in order to make such information not misleading, except that no such representation and warranty is made with respect to such information prepared by a Third Person other than pursuant to the direction or on behalf of Seller.

(r) Taxes. Seller has timely filed with the appropriate Tax authorities all material Tax returns required to be filed, or received a filing extension from such Tax authorities. All such filed Tax returns are complete and accurate in all material respects. All material Taxes due and owing by Seller (whether or not shown on any Tax returns) have been paid where failure to pay would reasonably be expected to result in an Encumbrance on the Purchased Receivables other than a Permitted Encumbrance, except such Taxes that (i) are not yet due or delinquent, (ii) are subject to a filing extension, or (iii) are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books.

3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller, as of the First Restatement Date and each Applicable Date, as follows:

(a) Organization. Purchaser is a limited partnership duly incorporated and validly existing under the laws of the State of Delaware.

(b) Authorization. Purchaser has all necessary power, right and authority and all licenses, authorizations, consents and approvals of all Governmental Authorities required to carry on its business as it is presently carried on by Purchaser, to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform all of the covenants, agreements, and obligations to be performed by Purchaser hereunder and under the Transaction Documents to which it is a party. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by Purchaser and each constitutes Purchaser’s valid and binding obligation, enforceable against Purchaser in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and to equitable principles.

(c) No Consent. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents, and the performance by Purchaser of its obligations and the consummation by Purchaser of any of the transactions contemplated hereby and thereby, do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for (i) the filing of documentation contemplated by Sections 4.7 or 4.8, (ii) filings required by federal securities laws or stock exchange rules and (iii) marketing and pricing approvals for the Products.

(d) No Brokers Fees. Neither Purchaser nor any of its Affiliates has retained any Person to whom any brokerage commission, finder’s fee or other like payment is or will be due in connection with this Agreement or the other Transaction Documents to which Purchaser is a party or the consummation of the transactions contemplated hereby or thereby.

(e) Resources and Liquidity. Purchaser has, as of the First Restatement Date and each Milestone Closing Date, sufficient cash to fund the Milestone Amount. Purchaser has the financial resources and capabilities to fully perform all of its obligations under this Agreement as of the First Restatement Date and each Milestone Closing Date.

(f) Accredited Investor. Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended.

3.3 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES, AND RENOUNCES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

3.4 No Guarantee. Without limiting Seller’s express representations, warranties and covenants in this Agreement or obligations under this Agreement, Purchaser acknowledges that Seller cannot and does not Guarantee or otherwise assure (i) the market potential or commercial success of GC or any Product, (ii) that Third Persons do not have Intellectual Property or other rights, or would not take actions, that may adversely impact the development, marketing and/or commercialization of GC or any Product, or (iii) that any Governmental Authority, insurer or other Third Person will not take any action or fail to take any action that may adversely impact the development, pricing, marketing and/or commercialization of GC or any Product.

ARTICLE 4

COVENANTS OF SELLER; SECURITY INTEREST

4.1 Seller’s Responsibilities.

(a) Seller shall use Commercially Reasonable Efforts to, by itself or through its Affiliates, licensees or sublicensees, do the following:

(i) complete activities under the GC Development Plan in accordance therewith or in accordance with an updated version of the GC Development Plan that is delivered to Purchaser pursuant to Section 4.1(d) below;

(ii) apply for, in accordance with the GC Development Plan or an updated version of the GC Development Plan that is delivered to Purchaser pursuant to Section 4.1(d), and obtain and maintain, Regulatory Approval of one Product for the treatment of oral mucositis and esophagitis in the Major Markets or, at the very least, in [***]; and

(iii) commercialize one Product for the treatment of oral mucositis and esophagitis, on a country-by-country basis in the Major Markets, or, at the very least in [***], promptly after obtaining Regulatory Approval of such Product for oral mucositis and esophagitis in such country.

(b) To the extent Seller enters into an exclusive Out-License or Partnering Transaction, Seller shall use Commercially Reasonable Efforts to cause such Third Person to comply with Section 4.1(a) to the same extent as Seller.

(c) If Seller commercializes GC or the Products itself or through its Affiliates in one or more countries then, to the extent consistent with Seller’s use of Commercially Reasonable Efforts, Seller shall establish a trained sales force sufficiently in advance, as reasonably determined by Seller, of the anticipated Commercial Launch of GC or such Product in such country(ies). If consistent with Seller’s use of Commercially Reasonable Efforts to establish a trained sales force, any such sales force shall have an appropriate size given the market potential, competitive position of the Product, regional variation in forecasted demand, industry practices and other factors relevant to determining the size of such sales force. To the extent Seller commercializes GC or the Products with or through Partners in one or more countries, Seller shall use Commercially Reasonable Efforts to undertake customary and reasonable due diligence to select Partners for such purpose having, or having resources enabling such Partners to field, appropriate sales capabilities in the relevant countries for such purpose, as reasonably determined by Seller.

(d) Within [***] ([***]) days after (i) each anniversary of the Effective Date, and (ii) any material modification of the GC Development Plan (as modified from time to time) and continuing until the Commercial Launch of a Product anywhere in the Territory for the treatment of oral mucositis and esophagitis (the “Development Plan Period”), Seller shall deliver to Purchaser an updated version of the GC Development Plan, as approved by the Board. Without limitation of the foregoing, from time to time during the Development Plan Period other than as required in the foregoing sentence, Seller shall have the right, but not the obligation, to deliver to Purchaser an updated version of the GC Development Plan that has been approved by the Board.

(e) Commencing after the Commercial Launch of the first Product anywhere in the Territory, Seller shall deliver to Purchaser a good faith working forecast for Product sales in the Territory for the [***] ([***]) month period following the date of the forecast on the following schedule:

(i) during the [***] ([***]) month period following the Commercial Launch of the first Product in the Territory, Seller shall deliver an updated forecast every [***] ([***]) months; and

(ii) after the period covered by Section 4.1(e)(ii), Seller shall deliver an updated forecast every [***] ([***]) months.

(f) As between Seller and Purchaser, [***] shall fund all expenses associated with the discovery, development and commercialization of the Products, including the Funded Activities.

(g) With respect to the performance of this Agreement and the activities contemplated hereby with respect to the Products, Seller will, and will require its Affiliates and sublicensees to, comply in all material respects with Applicable Law.

(h) Seller will not, without the prior written consent of Purchaser, create, grant or allow to exist any Encumbrance on any of the Purchased Receivables other than (i) as required under this Agreement, and (ii) Permitted Encumbrances. Other than Permitted Encumbrances, Seller shall not grant to any Affiliate or Third Person any right to receive any royalty on sales of Products or other interest in revenues from sales of Products that would conflict with or diminish the interest of Purchaser in the Product Payments.

4.2 Seller’s Obligations with Respect to IP.

(a) Seller shall, and shall cause its Affiliates (where applicable) to, use Commercially Reasonable Efforts to file, prosecute, maintain and enforce the Product Patent Rights and the Product Trademarks.

(b) Seller shall, and shall cause its Affiliates (where applicable) to, maintain material Know-How included within the Product IP in confidence, subject to Seller’s right to exercise reasonable business judgment in disclosing such Know-How in a manner consistent with Seller’s normal business practices relating to the protection of Seller’s proprietary information.

(c) Seller shall promptly notify Purchaser in writing if any of the individuals named in the definition of “Knowledge” as it relates to Seller become aware of any actual or threatened infringement by a Third Person of the Product Patent Rights and shall promptly provide to Purchaser copies of non-privileged material correspondence sent or received by Seller related thereto.

(d) Seller shall promptly provide to Purchaser a copy of any written notice received by Seller from a Third Person alleging or claiming that the making, having made, using, importing, offering for sale or selling of the Products infringes or misappropriates any Patents or other intellectual property rights of such Third Person, together with copies of any non-privileged material correspondence sent or received by Seller related thereto.

(e) Seller shall not, and shall not permit any of its Affiliates to, (a) create, incur, assume or permit to exist any Encumbrance on any Product IP, or (b) enter into, assume or become subject to any agreement or other contractual obligation that would prohibit or otherwise restrict the existence of any Encumbrance on Product IP, whether now owned or hereafter acquired, in the case of each of clauses (a) and (b) other than Permitted Encumbrances.

(f) Seller shall structure any Partnering Transaction, or any other grant to an Affiliate or Third Person of rights under the Product IP or the Product Trademarks to make, use, sell, offer for sale or import Products, so as not to conflict or be inconsistent with, Seller’s obligations or Purchaser’s rights under this Agreement. Seller shall remain liable to Purchaser for its performance under this Agreement notwithstanding any Partnering Transaction.

(g) Seller shall not, and shall ensure that its Affiliates shall not, sell, assign or transfer all or any substantial part of its interests in GC or the Products to a Third Person unless such Third Person assumes in writing all of the obligations of Seller under this Agreement, including the obligation to make all payments in respect of the Purchased Receivables to Purchaser, and Seller shall provide Purchaser with a copy of the agreement pursuant to which such Third Person assumes in writing all of the obligations of Seller under this Agreement.

4.3 In-Licenses.

(a) Seller shall comply in all material respects with its obligations under any material In-License Agreement (“Material License”) and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly after receipt of any written notice from a counterparty to a Material License of an alleged material breach under such Material License, Seller shall provide Purchaser with a copy thereof. Seller shall use Commercially Reasonable Efforts to cure any material breaches by it under any Material License. Seller shall provide Purchaser written notice upon becoming aware of a counterparty’s material breach of its obligations under any Material License. Seller shall not terminate any Material License without the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed; provided, that no such consent shall be required if Seller has reasonably and in good faith determined that such Material License is no longer necessary or useful for the development, manufacture, sale or commercialization of the Products.

(b) Seller shall promptly provide Purchaser with (i) executed copies of any material In-License Agreements entered into by Seller or its Affiliates after the First Milestone Closing Date, and (ii) executed copies of each material amendment, supplement, modification or waiver of any provision of any material In-License Agreements entered into by Seller or its Affiliates after the First Milestone Closing Date.

4.4 Out-Licenses.

(a) Seller shall not grant to any Third Person any exclusive right or license under the Product IP without the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed.

(b) Seller shall not enter into in any Out-License that would expressly allow a Third Person to use such Intellectual Property to develop or commercialize a product competitive with Products.

(c) Notwithstanding anything in Section 4.4(a) to the contrary, Seller may enter into an Out-License without the prior written consent of Purchaser if Seller complies with the following provisions:

(i) Seller shall include in such Out-License provisions requiring the counterparty to calculate and report on Product Net Sales in sufficient detail to permit Seller to meet its reporting obligations under Section 2.6 and its payment obligations under this Agreement.

(ii) Seller shall promptly provide Purchaser with (A) an executed copy of such Out-License, (B) executed copies of each material amendment, supplement, modification or waiver of any provision of such Out-License, and (C) copies of all material reports provided to Seller by the counterparty to such Out-License.

(iii) Seller shall provide Purchaser prompt written notice of the counterparty’s material breach of its obligations under such Out-License of which any of the individuals named in the definition of “Knowledge” as it relates to Seller becomes aware.

(iv) Seller shall provide Purchaser with written notice following the termination of such Out-License.

(d) Notwithstanding anything in this Section 4.4 to the contrary, Seller shall have the right to enter into, amend and terminate any Permitted Agreements in its sole discretion without the prior consent of, or any notice to, Purchaser.

4.5 Reporting and Notices.

(a) Quarterly Reports. Promptly following the end of each Calendar Quarter during the Term, but in any event no later than [***] ([***]) days after the end of each such Calendar Quarter, Seller shall deliver to Purchaser a written report summarizing at a high-level the status of GC and the Products for all indications, including Seller’s activities during such Calendar Quarter with respect to the research, development and commercialization of GC and the Products for the treatment of oral mucositis and esophagitis, including any material developments with respect thereto (each such report, a “Quarterly Report”).

(b) Bringdown Certificate. Promptly following the end of each Calendar Quarter during the Term, but in any event no later than [***] ([***]) days after the end of each such Calendar Quarter, Seller shall deliver to Purchaser a certificate signed by an executive officer of Seller certifying (i) that Seller has performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed satisfied or complied with by Seller at or prior to the date of the certificate, other than any such defaults that have been remedied, cured or waived within [***] ([***]) days after Seller had Knowledge of such default, and (ii) to Seller’s Knowledge, the Relevant Documents remain in full force and effect (other than by reason of the expiration or termination thereof in accordance with the terms thereof) (each such certificate, a “Bringdown Certificate”).

(c) Notice of Events. Additionally, without limiting Seller’s obligation to deliver Quarterly Reports under Section 4.5(a) or Bringdown Certificates under Section 4.5(b), Seller shall notify Purchaser in writing within [***] ([***]) Business Days of the occurrence of any of the following events so long as such notice does not jeopardize an attorney-client or other privilege:

(i) in the event that any clinical trial of a Product conducted by or on behalf of Seller, its Affiliates, licensees or sublicensees is suspended, put on hold or terminated prior to completion as a result of any action by the FDA or other Regulatory Authority;

(ii) the receipt by Seller, its Affiliates, licensees or sublicensees of any written communication from a Governmental Authority pertaining to a revocation, withdrawal, suspension, cancellation, termination or material modification of any DAA or a Regulatory Approval for a Product;

(iii) any decision of Seller to terminate the development and/or commercialization of any particular Product;

(iv) in the event of any recall or market withdrawal relating to the Products; and

(v) the occurrence of a Bankruptcy Event or Deemed Liquidation Event.

Each notification under this Section 4.5(c) shall contain a summary of the event described therein.

(d) Reasonable Cooperation. Upon reasonable notice to Seller, Seller shall provide reasonable cooperation to Purchaser in connection with potential transfers of Purchaser’s right, title and interest in and to the Purchased Receivables (including furnishing information in response to reasonable diligence requests).

4.6 Limitation on Reporting Obligations.

(a) Purchaser acknowledges and agrees that (i) Seller shall not be deemed to be in breach of its obligations under this Agreement for failing to disclose information that Seller is not permitted to disclose under its confidentiality obligations to Third Persons; provided that Seller shall use commercially reasonable efforts to obtain from such Third Parties permission to disclose the foregoing information to Purchaser, subject to Purchaser’s confidentiality obligations, and (ii) Purchaser may be excluded from access to any information or material if Seller determines in good faith that such exclusion is reasonably necessary to preserve the attorney-client or other similar privilege.

(b) Purchaser acknowledges and agrees that (i) Purchaser may receive under the terms of this Agreement information that may be considered material, non-public information (“MNPI”) of Seller if the equity or debt securities of Seller become publicly-traded, and (ii) buying or selling a security of Seller while in possession of MNPI, or recommending that others make such purchases or sales is a violation of Applicable Law and may result in civil and/or criminal liability.

4.7 True Sale. Seller intends to transfer all right, title and interest in and to the Purchased Receivables to Purchaser pursuant to this Agreement. Purchaser and Seller intend and agree that, effective as of the First Milestone Closing Date, the sale, conveyance, assignment and transfer of the Purchased Receivables shall constitute a true sale by Seller to Purchaser of the Purchased Receivables that is absolute and irrevocable and that provides Purchaser with the full benefits and detriments of ownership of the Purchased Receivables, and neither Purchaser nor Seller intends the transactions contemplated hereunder to be a financing transaction, borrowing, partnership, joint venture or a loan from Purchaser to Seller. Each Party further agrees that it will treat the sale of the Purchased Receivables as a sale of “accounts” in accordance with the UCC. Seller disclaims any ownership interest in the Purchased Receivables effective as of the First Milestone Closing, with respect to the portion of the Purchased Receivables purchased thereunder, and following each such closing Seller and Purchaser waives any right to contest that Seller has transferred all right, title and interest in and to the Purchased Receivables to Purchaser or otherwise assert that this Agreement is other than a true, absolute and irrevocable sale and assignment by Seller to Purchaser of the Purchased Receivables under Applicable Law, which waiver is intended to be enforceable to the maximum extent permitted by Applicable Law against the applicable Party in any bankruptcy, insolvency or similar proceeding relating to such Party, except to the extent required by GAAP or the rules of the SEC or any Tax authority. Seller authorizes and consents to Purchaser filing, including with the Secretary of State of the State of Delaware, one or more UCC financing statements (and continuation statements with respect to such financing statements when applicable) or other instruments and notices, in such manner and in such jurisdictions as in Purchaser’s determination may be necessary or appropriate to evidence the purchase, acquisition and acceptance by Purchaser of the Purchased Receivables hereunder and to perfect and maintain the perfection of Purchaser’s ownership in the Purchased Receivables and the security interest granted by Seller to Purchaser pursuant to Section 4.8; provided, however, that Purchaser will provide Seller with a reasonable opportunity to review any such financing statements (or similar documents) prior to filing. For sake of clarification, the foregoing statements in this Section 4.7 shall not bind any Party regarding the reporting of the transactions contemplated hereby for GAAP, SEC or Tax reporting purposes.

4.8 Precautionary Security Interest in Receivables. Without limiting Section 4.7, it is the intent and expectation of both Seller and Purchaser that the sale, conveyance, assignment and transfer of the Purchased Receivables be a true, irrevocable and absolute sale by Seller to Purchaser for all purposes. Notwithstanding the foregoing, in an abundance of caution to address the possibility that, notwithstanding that Seller and Purchaser expressly intend and expect for the sale, conveyance, assignment and transfer of the Purchased Receivables hereunder to be a true and absolute sale and assignment for all purposes, in the event that such sale and assignment will be characterized as a loan or other financial accommodation and not a true sale or such sale will for any reason be ineffective or unenforceable as such, as determined in a judicial, administrative or other proceeding (any of the foregoing being a “Recharacterization”), then this Agreement will be deemed to constitute a security agreement under the UCC and other Applicable Law. For this purpose and without being in derogation of the intention of Seller and Purchaser that the sale of the Purchased Receivables will constitute a true sale thereof, effective as of the First Milestone Closing Date, Seller does hereby grant to Purchaser a continuing security interest of first priority in all of Seller’s right, title and interest in, to and under all Accounts and all Tort Claims, in each case, for the benefit of Purchaser, as security for the prompt and complete performance when due of all of Seller’s obligations now or hereafter existing under this Agreement, which security interest will, upon the filing of a duly prepared financing statement in the office of the Secretary of State of the State of Delaware, be perfected and prior to all other Encumbrances thereon (other than Permitted Encumbrances). Purchaser will have, in addition to the rights and remedies which Purchaser may have under this Agreement, all other rights and remedies provided to a secured creditor after default under the UCC and other Applicable Law, which rights and remedies will be cumulative. Seller hereby authorizes Purchaser to file the UCC financing statements and other filings contemplated hereby.

4.9 Security Interest in Lockbox Account and Purchaser Concentration Account. In addition to the security interests provided in Sections 4.7 and 4.8, as security for Seller’s payment obligations in respect of the Purchased Receivables, Seller hereby grants to Purchaser a security interest in the Lockbox Account and the Purchaser Concentration Account, which security interest will, upon the execution of a deposit account control agreement among Seller, Purchaser and the Lockbox Bank in form and substance reasonably satisfactory to the parties thereto, be perfected and prior to all other Encumbrances thereon.

4.10 Buy-Back Offer.

(a) If at any time during the Term, Seller enters into a definitive agreement to consummate a Change of Control, Seller shall have the option for a period of [***] ([***]) days following the closing of the transactions contemplated by such definitive agreement (the “Buy-Back Period”) to offer (the “Buy-Back Offer”) to repurchase from Purchaser the Purchased Receivables. Seller may exercise the Buy-Back Offer by delivering written notice thereof to Purchaser (the “Buy-Back Notice”) during the Buy-Back Period.

(b) Thereafter, Purchaser may elect, in its sole discretion, to accept or reject such Buy-Back Offer by delivering a written notice to Seller within [***] ([***]) days after receipt by Purchaser of the Buy-Back Notice; provided that if Purchaser does not deliver any such written notice to Seller, Purchaser shall be deemed to have rejected such Buy-Back Offer. To the extent Purchaser accepts the Buy-Back Offer, the Parties agree to negotiate a purchase price for the Purchased Receivables in good faith based on a formula to be mutually agreed by Purchaser and Seller within [***] ([***]) days of such acceptance.

4.11 Updated Disclosure Schedule. Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedule pursuant to Section 1.6(c)(iii) and Section 1.6(d)(ii), as applicable, in connection with the First Milestone Closing or Third Milestone Closing, as applicable, with respect to any matter hereafter arising or of which it becomes aware of after the Effective Date (and for which it had no reason to be aware of prior to the Effective Date), which, if existing, occurring or known on the Effective Date, would have been required to be set forth or described in the Disclosure Schedule (the “Updated Disclosure Schedule”) so long as Seller delivers such Updated Disclosure Schedule to Purchaser at least [***] ([***]) Business Days prior to the Milestone Closing Date. Any disclosure in such Updated Disclosure Schedule shall not be deemed to have cured any Breach of this Agreement; provided, however, that Seller shall not be deemed to be in Breach of this Agreement if any executive officer of Purchaser or Clarus having primary responsibility for oversight of the Transaction Documents had actual knowledge of such Breach prior to the Milestone Closing and determined to proceed with the Milestone Closing.

ARTICLE 5

CONFIDENTIALITY

5.1 Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” of a Party means any information furnished by or on behalf of such Party to the other Party or its Affiliates pursuant to this Agreement or learned through observation during visit(s) to the other Party’s facilities. Without limiting the generality of the foregoing, except as provided in the immediately succeeding sentence, all Royalty Reports and information and documents provided by or on behalf of Seller to Purchaser pursuant to Article 2 or Article 4 will be deemed the Confidential Information of Seller. Notwithstanding the foregoing, a Party’s Confidential Information will not include information that, in each case as demonstrated by written documentation or other competent evidence: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in Breach of this Agreement or any other agreement between the Parties or in breach of a fiduciary duty; (iv) was subsequently lawfully disclosed to the receiving Party by a Third Person having no confidentiality obligation to the disclosing Party or its Affiliates; or (v) is independently developed by the receiving Party without the benefit of Confidential Information of the disclosing Party.

5.2 Obligations. Except as authorized in this Agreement or except upon obtaining the other Party’s prior written permission to the contrary, each Party agrees that during the Term and for [***] ([***]) years thereafter (or, with respect to any information that constitutes a trade secret, for so long as such trade secret is protected under Applicable Law) it will: (a) maintain in confidence, and not disclose to any Person, the other Party’s Confidential Information; (b) not use the other Party’s Confidential Information for any purpose, except as contemplated in this Agreement; and (c) protect the other Party’s Confidential Information in its possession by using the same degree of care as it uses to protect its own Confidential Information (but no less than a reasonable degree of care). Notwithstanding anything to the contrary in this Agreement, a Party will be entitled to injunctive relief to restrain the Breach or threatened Breach by the other Party of this Article 5 without having to prove actual Damages or threatened irreparable harm. Such injunctive relief will be in addition to any rights and remedies available to the aggrieved Party at law, in equity, and under this Agreement for such Breach or threatened Breach. Notwithstanding the foregoing, each Party agrees to maintain the other Party’s trade secrets in confidence during the term of this Agreement and thereafter until such the Party wanting to disclose the trade secret receives prior written confirmation that the subject trade secret is no longer subject to confidentiality.

5.3 Permitted Disclosures.

(a) Permitted Persons. A Party may disclose another Party’s Confidential Information, without any other Party’s prior written permission, to:

(i) its and its Affiliates’ members, trustees, managers, directors, employees, partners, agents, consultants, attorneys, accountants, shareholders, investors, banks and other financing sources, licensees and sublicensees and permitted assignees, purchasers, transferees or successors-in-interest under Section 8.3, and their respective professional advisors, limited partners and Affiliates, in each case, who need to know such Confidential Information solely in connection with this Agreement and who are, prior to receiving such disclosure, bound by written confidentiality and non-use obligations no less stringent than those contained herein;

(ii) permitted assignees, purchasers, transferees, or successors-in-interest (or potential assignees, purchasers, transferees, or successors-in-interest) under Section 8.3 and investors, licensees and sublicensees and other Partners, and their respective professional advisors, limited partners and Affiliates, in each case who need to know such Confidential Information in connection with such assignment, sale, transfer, investment or Partnering Transaction (or potential assignment, sale, transfer, investment or Partnering Transaction) and who are bound by written confidentiality and non-use obligations no less stringent than those contained herein. For clarity, if a Party receives the other Party’s Confidential Information, but the receiving Party does not, directly or indirectly, share or provide such Confidential Information with or to its Affiliates such that its Affiliates in fact do not receive such Confidential Information, the receiving Party’s Affiliates shall be deemed not to have received such Confidential Information; or

(iii) in the case of Purchaser, and in such case with respect to Seller’s Confidential Information, any Affiliate thereof.

(b) Legally Required. A Party may disclose any other Party’s Confidential Information, without such other Party’s prior written permission, to any Person to the extent such disclosure is necessary to comply with Applicable Law, applicable stock exchange requirements, or an order or subpoena from a court of competent jurisdiction; provided, that the compelled Party, to the extent it may legally do so, will give reasonable advance notice to such other Party of such disclosure and, at such other Party’s reasonable request and expense, the compelled Party will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). Notwithstanding the foregoing, if a Party receives a request from an authorized representative of a U.S. or foreign Tax authority for a copy of this Agreement, that Party may provide a copy of this Agreement to such Tax authority representative without advance notice to, or the permission or cooperation of, such other Party.

5.4 Terms of Agreement. Except to the extent allowed under Section 5.3 or as otherwise permitted in accordance with this Section 5.4, no Party will make any public announcements concerning this Agreement or the terms hereof, without the prior written consent of the other Parties. Each Party agrees that it will treat the contents and terms of this Agreement and the consideration for this Agreement as Confidential Information of each other Party.

ARTICLE 6

TERM AND TERMINATION

6.1 Term of Agreement; Termination. This Agreement will commence as of the Effective Date and will continue until the Threshold Date has occurred, unless earlier terminated pursuant to the mutual written agreement of Seller and Purchaser (the “Term”). Upon expiration or earlier termination of the Term, this Agreement shall terminate.

6.2 Survival. Notwithstanding anything to the contrary in this Article 6, the following provisions shall survive termination of this Agreement: Article 5 (Confidentiality), Article 7 (Indemnification), Article 8 (Miscellaneous) and Exhibit A (to the extent necessary for the interpretation of any surviving provisions). Termination of this Agreement shall not relieve any Party of liability in respect of breaches of this Agreement by any Party on or prior to termination.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification.

(a) Indemnification by Seller. Seller shall hold harmless and indemnify the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages that are suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject at any time to the extent such Damages arise from or result from any Proceeding commenced or threatened to be commenced by any Third Person (a “Third Person Claim”) arising from any of the following:

(i) any material Breach by Seller of a representation or warranty of Seller contained in this Agreement or any certificates or other documents delivered pursuant to this Agreement or the material Breach by Seller of any covenant, condition, agreement, or obligation of Seller contained in this Agreement or any certificates, notices or other documents delivered pursuant to this Agreement;

(ii) any product liability claims or claims of infringement or misappropriation of any intellectual property rights of any Third Persons with respect to Products arising out of Purchaser’s purchase of the Purchased Receivables or other transactions contemplated by this Agreement;

(iii) the negligence, recklessness, or intentional wrongful acts or omissions related to this Agreement of Seller or its Affiliates or any of their respective directors, employees or agents;

(iv) any Proceeding initiated against Purchaser by a Third Person based on a material Breach by Seller of the Material Licenses or other material agreements between Seller and Third Persons relating to Products;

(v) any Seller Event of Default;

(vi) any assignment by Seller as provided in Section 8.3(b)(iii); or

(vii) any Proceeding initiated against Purchaser by a Third Person based on Seller’s Breach or alleged Breach of any representation, warranty, covenant, condition, agreement or obligation under this Agreement, the Bill of Sale or any certificates, notices or financing statements delivered pursuant to this Agreement or the Bill of Sale or any matter of a type referred to in subsections (i) through (vi).

(b) Indemnification Procedures.

(i) In the event Seller becomes aware of a Third Person Claim that Seller reasonably believes may result in a demand for indemnification pursuant to Section 7.1(a), Seller shall promptly and in good faith notify Purchaser in writing of such claim. For purposes of this Section 7.1(b), Seller in providing any such notice (a “Claim Notice”) shall be deemed to be the “Notifying Party,” and Purchaser, who shall be receiving the Claim Notice, shall be deemed to be the “Notified Party.” If the contents and delivery of a Claim Notice satisfy the content and delivery requirements of an Indemnification Demand pursuant to Section 7.1(b)(ii), then such Claim Notice shall also be deemed an Indemnification Demand. The Claim Notice shall be accompanied by any documentation submitted by the Third Person making such Third Person Claim (to the extent then in the possession of the Notifying Party) and shall describe in reasonable detail (to the extent known by the Notifying Party) the facts constituting the basis for such Third Person Claim and the amount of claimed Damages resulting from such Third Person Claim; provided, however, that no delay or failure on the part of the Notifying Party in delivering a Claim Notice shall relieve the Notified Party from any Liability hereunder except to the extent of any Damages caused by or arising out of such delay or failure. Within [***] ([***]) days after receipt of any Claim Notice, the Notified Party may, upon written notice thereof to the Notifying Party, assume control of the defense of the claim referred to therein [***] with counsel reasonably satisfactory to the Notifying Party. If the Notified Party does not so assume control of the defense of such claim, the Notifying Party shall control the defense of such claim, and [***] shall be considered “Damages” for purposes of this Agreement. The Party not controlling the defense of any claim (the “Non-controlling Party”) may participate therein [***]; provided, however, that if the Notified Party assumes control of the defense of such claim and the Notified Party and the Notifying Party have materially conflicting interests or different defenses available with respect to such claim which cause the Notifying Party to hire its own separate counsel with respect to such Proceeding, [***] shall be considered “Damages” for purposes of this Agreement. The Party controlling the defense of such claim (the “Controlling Party”) shall keep the Non-controlling Party advised of the status of such claim and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party upon the Controlling Party’s reasonable request with such information as it may have with respect to such claim (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such claim. Neither the Notified Party nor the Notifying Party shall agree to any settlement of, or the entry of any judgment arising from, any such claim without the prior written consent of the other of such Parties, which shall not be unreasonably withheld or delayed; provided, however, that the consent of the Notifying Party shall not be required with respect to any such settlement or judgment if the Notified Party agrees in writing to pay or cause to be paid any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Notifying Party from further Liability and has no other material adverse effect on the Notifying Party.

(ii) In order to seek indemnification under this Article 7, a Person entitled to indemnification under Section 7.1 (an “Indemnified Party”) shall deliver, in good faith, a written demand (an “Indemnification Demand”) to Seller which contains (1) a description and the amount (the “Asserted Damages Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (2) a statement that the Indemnified Party is entitled to indemnification under this Article 7 for such Damages and a reasonable explanation of the basis therefor, and (3) a demand for payment in the amount of such Damages, provided, that as to Damages that are expected but have not yet been incurred, the indemnifying Party shall not have any obligation to pay such amounts unless and until such amounts are actually incurred.

(iii) Within [***] ([***]) days after delivery of an Indemnification Demand to Seller, such Party shall deliver to the other of such Parties a written response (the “Response”) in which the Party providing the Response shall: (i) agree that the Indemnified Party is entitled to receive all of the Asserted Damages Amount; (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Asserted Damages Amount; or (iii) dispute that the Indemnified Party is entitled to receive any of the Asserted Damages Amount. Any disputes with respect to any indemnification Demands shall be resolved pursuant to Section 8.10.

(iv) Limitations. Notwithstanding anything herein to the contrary, but subject to the remainder of this Section 7.1(b)(iv) and each Party’s right to exercise any remedies available to it in the event of a Breach of this Agreement by a Party, a Seller Event of Default (as to Purchaser) or a Bankruptcy Event of Purchaser (as to Seller) at law or in equity for such event, including all rights and remedies, as to Purchaser, of a secured party under the UCC, in no event shall any Party or any indemnitee of such Party be liable for any indirect, incidental, special or consequential, punitive or exemplary damages, including loss of profits, whether in contract or tort, regardless of whether the other Party shall be advised, shall have reason to know, or in fact shall know of the possibility of such damages suffered or incurred by such other Party or any Indemnified Party in connection with this Agreement, except to the extent any such Damages are actually paid to a Third Person in connection with Section 7.1 of this Agreement.

ARTICLE 8

MISCELLANEOUS

8.1 Entire Agreement. This Agreement (including the Transaction Documents, and the Exhibits and Schedules to this Agreement) sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersedes and terminates all prior agreements and understandings between or among the Parties relating to the subject matter hereof.

8.2 Amendments. This Agreement may be amended or supplemented only by a written agreement signed by Purchaser and Seller. Each of the Schedules and all amendments and supplements thereto are and shall at all times remain a part of this Agreement.

8.3 Binding Agreement; Successors and Assigns.

(a) Subject to the limitations set forth in this Section 8.3, the terms, conditions and obligations of this Agreement will inure to the benefit of and be binding upon the Parties hereto and their respective permitted successors and assigns thereof. Neither this Agreement nor any rights or obligations hereunder may be sold, assigned, hypothecated or otherwise transferred in whole or in part by any Party, by operation of law or otherwise, without the prior written consent of Purchaser and Seller (unless Seller becomes subject to a Bankruptcy Event, in which case Seller’s consent shall not be required); provided, however, that without the applicable prior written consent the following shall be permitted:

(b) Seller may assign this Agreement upon written notice to Purchaser to an Affiliate or in connection with a sale or transfer of all or substantially all of Seller’s business or assets to which this Agreement relates, whether by way of merger, consolidation, sale of stock, sale of assets or other business combination; provided, that:

(i) Seller reasonably believes that, following such assignment, such assignee will have resources and expertise sufficient to perform all of Seller’s obligations hereunder;

(ii) if any such sale or transfer transaction results in an assignment of Seller’s interest in this Agreement to a legal entity other than Seller, the assignee also agrees in writing to assume all such obligations of Seller, including without limitation Seller’s obligations under Article 4;

(iii) Seller shall indemnify Purchaser for any Taxes that are both (A) required to be withheld from Seller’s payments to Purchaser under this Agreement, and (B) are in the aggregate in excess of the Tax amounts, if any, that would otherwise have been required to be withheld from such payments in the absence of such assignment;

(iv) following such assignment, Seller shall remain liable to Purchaser for all of Seller’s obligations hereunder arising prior to such assignment; and

(v) after giving effect to such assignment, Purchaser shall continue to have a first priority security interest in all Accounts and all Tort Claims, or ownership of the Purchased Receivables, and, if such assignment effects a change in the legal entity that is Seller under this Agreement, the assignee shall execute such reasonable documents as Purchaser may request to confirm such continued first priority security interest or ownership interest.

(c) After the Permitted Purchaser Assignment Date, Purchaser may assign this Agreement, upon written notice to Seller, to an Affiliate or in connection with a sale or transfer of all or substantially all of Purchaser’s business or assets to which this Agreement relates, whether by way of merger, consolidation, sale of stock, sale of assets or other business combination; provided, that (i) any such assignment is permitted under Applicable Laws, including any applicable securities laws, (ii) such assignee has resources necessary to perform Purchaser’s obligations hereunder, and (iii) in the case of any such sale or transfer transaction that results in an assignment of Purchaser’s interest in this Agreement to a legal entity other than Purchaser, Purchaser provides evidence of such sale or transfer transaction and the assignee also agrees in writing to assume all such obligations of Purchaser. “Permitted Purchaser Assignment Date” means the date upon which the first Purchased Royalty is paid pursuant to the terms of Sections 2.1 through 2.3 hereof to Purchaser.

(d) Purchaser may, at any time upon not less than [***] ([***]) days’ prior written notice to Seller, subject to Purchaser’s compliance with Applicable Law, including any applicable securities laws, sell, assign, hypothecate or otherwise transfer all or any part of the Purchased Receivables to an Affiliate or to one or more Third Persons that do not, at the time of such transaction, have a material interest in a product or product candidate competitive with Products, so long as such Third Persons agree with Purchaser to comply with confidentiality provisions analogous to those agreed to by Purchaser in this Agreement; provided, that Purchaser shall reasonably cooperate with Seller to, among other things, amend this Agreement and the UCC financing statements and other filings contemplated hereby, to the extent any such assignment, hypothecation or transfer impacts Seller’s ability to maintain the perfection of Purchaser’s ownership interest in the Purchased Receivables and the back-up security interest granted pursuant to Section 4.8.

8.4 Further Assurances. Seller and Purchaser covenant and agree, at any time or from time to time after the Effective Date, to execute and deliver such other documents, certificates, agreements, instruments and other writings and to take such other actions as may be necessary or reasonably requested by the other Party, in each case, without further consideration, in order to vest and maintain in Purchaser good and marketable title in, to and under the Purchased Receivables free and clear of any and all Encumbrances (other than Permitted Encumbrances), and to consummate the other transactions contemplated hereby, including the perfection under the applicable UCC (or any comparable law) of all applicable jurisdictions in the United States and maintenance of perfection of Purchaser’s ownership interest in the Purchased Receivables and the back-up security interest granted by Seller to Purchaser pursuant to Section 4.8 and the security interest in the Lockbox Account and the Purchaser Concentration Account granted pursuant to Section 4.9. Such actions shall include amending the grant of security interest set forth in Section 4.8 and the description of the collateral in any UCC-1 financing statements to include a specific description of any Tort Claims arising after the Effective Date.

8.5 Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which will be an original, but all of which together will constitute one and the same instrument. To evidence the fact that it has executed this Agreement, a Party may send a copy of its executed counterpart to the other Party by facsimile or other electronic transmission. In such event, such Party will forthwith deliver to the other Party the counterpart of this Agreement executed by such Party.

8.6 Interpretation. When a reference is made in this Agreement to Articles, Schedules, Sections or Exhibits, such reference will be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes,” and “including” when used herein will be deemed in each case to be followed by the words “without limitation” and will not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it. The headings and captions in this Agreement are for convenience and reference purposes only and will not be considered a part of or affect the construction or interpretation of any provision of this Agreement. Unless specified otherwise, all statements of, or references to, monetary amounts in this Agreement are in U.S. dollars. Provisions that require that a Party or the Parties “agree,” “consent,” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise. Words of any gender include the other gender. Neither Party hereto will be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one Party or any other.

8.7 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, will be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

8.8 Relationship of the Parties. The Parties acknowledge and agree that the relationship between Purchaser and Seller under this Agreement is intended to be that of buyer and seller, and nothing in this Agreement is intended to be construed so as to suggest that either Purchaser or Seller (except as expressly set forth herein) is obligated to provide, directly or indirectly, any advice, consultations or other services to any other Party. Each Party is an independent contractor relative to the other Party under this Agreement, and this Agreement is not a partnership agreement and nothing in this Agreement will be construed to establish a relationship of co-partners or joint venturers between the Parties.

8.9 Notices. All notices, consents, waivers, requests and other communications hereunder will be in writing and will be sent by mail, delivered in person, sent by overnight courier (e.g., Federal Express) or sent by confirmed facsimile transmission, to following addresses of the Parties:

If to Purchaser:

101 Main Street,

Cambridge, MA 02142

Attn: [***]

Telephone: [***]

Facsimile: [***]

Email: [***]

with a copy (which will not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Attention: [***]

Telephone: [***] Facsimile: [***]

Email: [***]

If to Seller:

Galera Therapeutics, Inc.

2 West Liberty Boulevard, Suite 110

Malvern, PA 19355

Attention: Chief Executive Officer

Telephone: [***]

Facsimile: [***]

Email: [***]

with a copy (which will not constitute notice) to:

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, MD 21202

Telephone: [***]

Facsimile: [***]

Attention: [***]

Email: [***]

or to such other address or addresses as Purchaser or Seller may from time to time designate by notice as provided herein. Any such notice will be deemed given (a) when actually received when so delivered personally, by overnight courier or sent by mail, or (b) if sent by confirmed facsimile transmission or email, on the date sent if such day is a Business Day or the next following Business Day if such day is not a Business Day.

8.10 GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER IN CONTRACT, TORT OR OTHERWISE) WILL BE GOVERNED BY, AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER WILL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b) EACH PARTY (i) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, OR IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR PURPOSES OF ANY ACTION, SUIT OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND (ii) IRREVOCABLY WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH ACTION, SUIT OR OTHER PROCEEDING, THAT SUCH COURT DOES NOT HAVE ANY JURISDICTION OVER SUCH PARTY.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY ACTION OR DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER IN CONTRACT, TORT OR OTHERWISE).

(d) EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.

(e) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE SENDING OF COPIES THEREOF BY FEDERAL EXPRESS OR OTHER OVERNIGHT COURIER COMPANY, TO SUCH PARTY AT ITS ADDRESS SPECIFIED BY SECTION 8.9, SUCH SERVICE TO BECOME EFFECTIVE FOUR (4) DAYS AFTER DELIVERY TO SUCH COURIER COMPANY.

(f) NOTHING HEREIN WILL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

8.11 Equitable Relief. In addition to any other rights a Party may have (whether at law or in equity), in the event of any Breach by (a) Seller of any covenant, obligation or other provision set forth in this Agreement, or (b) Purchaser of any covenant, obligation or other provision set forth in this Agreement, the other Party may seek (i) a decree or other petition for specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach; provided that the sole remedy to which Seller shall be entitled for a Funding Failure shall be as provided in Section 1.8.

8.12 No Third-Party Beneficiaries. All rights, benefits and remedies under this Agreement are solely intended for the benefit of the Parties (including their permitted successors and assigns), and no other Person other than the Parties will have any rights whatsoever to (a) enforce any obligation contained in this Agreement, (b) seek a benefit or remedy for any Breach of this Agreement, or (c) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, set-off or counterclaim to any action or claim brought or made by the Parties (or any of their permitted successors and assigns).

8.13 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties will negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction. Nothing in this Agreement will be interpreted so as to require a Party to violate any Applicable Law.

8.14 Amendment and Restatement. Effective immediately upon the First Restatement Date, the terms and conditions of the Existing Agreement shall be amended and restated as set forth herein and the Existing Agreement shall be superseded by this Agreement; provided, however, that the Existing Purchasers shall continue to be bound by the confidentiality provisions set forth in the Existing Agreement. On the First Restatement Date, the rights and obligations of the parties evidenced by the Existing Agreement shall be evidenced by this Agreement and the other Transaction Documents shall continue under this Agreement and the other Transaction Documents, and shall not in any event be terminated, extinguished or annulled but shall hereafter continue to be in full force and effect and be governed by this Agreement and the other Transaction Documents. All references to the Existing Agreement in any Transaction Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the First Restatement Date.

PURCHASER:

CLARUS IV GALERA ROYALTY AIV, L.P.
By: Clarus IV GP, L.P.,
its General Partner
By: Clarus IV GP, LLC,
its General Partner

By:	/s/ Emmett Cunningham
Name: Emmett Cunningham
Title: Manager & Managing Director

[Signature Page to Amended and Restated Purchase and Sale Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the First Restatement Date.

EXISTING PURCHASERS:

CLARUS IV-A, L.P.
By: Clarus IV GP, L.P.,
its General Partner
By: Clarus IV GP, LLC,
its General Partner

By:	/s/ Emmett Cunningham
Name: Emmett Cunningham
Title: Manager & Managing Director

CLARUS IV-B, L.P.
By: Clarus IV GP, L.P.,
its General Partner
By: Clarus IV GP, LLC,
its General Partner

By:	/s/ Emmett Cunningham
Name: Emmett Cunningham
Title: Manager & Managing Director

[Signature Page to Amended and Restated Purchase and Sale Agreement]

CLARUS IV-C, L.P.
By: Clarus IV GP, L.P.,
its General Partner
By: Clarus IV GP, LLC,
its General Partner

By:	/s/ Emmett Cunningham
Name: Emmett Cunningham
Title: Manager & Managing Director

CLARUS IV-D, L.P.
By: Clarus IV GP, L.P.,
its General Partner
By: Clarus IV GP, LLC,
its General Partner

By:	/s/ Emmett Cunningham
Name: Emmett Cunningham
Title: Manager & Managing Director

[Signature Page to Amended and Restated Purchase and Sale Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the First Restatement Date.

SELLER:

GALERA THERAPEUTICS, INC.

By:	/s/ Mel Sorensen
Name: Mel Sorensen
Title: President and CEO

[Signature Page to Amended and Restated Purchase and Sale Agreement]

SCHEDULE 1

EXISTING PURCHASERS

1.	Clarus IV-A, L.P., a Delaware limited partnership

2.	Clarus IV-B, L.P., a Delaware limited partnership

3.	Clarus IV-C, L.P., a Delaware limited partnership

4.	Clarus IV-D, L.P., a Delaware limited partnership

EXHIBIT A

DEFINED TERMS

“Accounts” means accounts (as defined in the UCC), whether now or hereafter existing, arising from sales of Products to Third Persons in bona fide transactions, as measured by Product Net Sales, and any and all “proceeds” (as defined in the UCC) thereof.

“Affiliate” means, with respect to an entity, any business entity controlling, controlled by, or under common control with such entity, but only so long as such control exists. For the purposes of this definition, “controlling”, “controlled”, and “control” means, as to corporate entities, ownership of fifty percent (50%) or more of the voting securities of such entity (or, in the case of an entity that is not a corporation, ownership of fifty percent (50%) or more of the corresponding interest for the election of the entity’s managing authority) and, as to other Persons, possession, directly (or indirectly through one or more intermediary entities), of the power to direct the management or policies of such Person.

“Applicable Date” has the meaning set forth in Section 3.1.

“Applicable Law” means, with respect to any Person, all provisions of (a) all constitutions, statutes, laws, rules, regulations, ordinances and orders of Governmental Authorities, (b) any authority, consent, approval, license, permit (or the like) or exemption (or the like) of any Governmental Authority, and (c) any orders, decisions, judgments, writs and decrees issued or entered by any Governmental Authority; in each case, applicable to such Person or any of its properties or assets.

“Arbitrator” has the meaning set forth in Section 2.7(b).

“Asserted Damages Amount” has the meaning set forth in Section 7.1(b)(ii).

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following:

(a) such Person voluntarily commences any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, relief of debtors or the like, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any portion of its assets, or such Person makes a general assignment for the benefit of its creditors;

(b) there is commenced against such Person any case, proceeding or other action of a nature referred to in clause (a) above that remains undismissed or undischarged for a period of sixty (60) consecutive calendar days from the commencement thereof; or

(c) the entry of an order or decree issuing a warrant of attachment, execution, distraint or similar process against all or any substantial portion of such Person’s assets relating to Products that has not been vacated, discharged, stayed or satisfied pending appeal for sixty (60) consecutive calendar days from the entry thereof.

“Bill of Sale” means a Bill of Sale in the form attached hereto as Exhibit B.

“Board” has the meaning set forth in Section 1.2(a)(i).

“Breach” of a representation, warranty, covenant, agreement, obligation or other provision will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, agreement, obligation or other provision, and “Breach” will be deemed to refer to any such inaccuracy, breach or failure.

“Bringdown Certificate” has the meaning set forth in Section 4.5(b).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to remain closed.

“Buy-Back Notice” has the meaning set forth in Section 4.10(a).

“Buy-Back Offer” has the meaning set forth in Section 4.10(a).

“Buy-Back Period” has the meaning set forth in Section 4.10(a).

“Calendar Quarter” means the three (3) month period ended March 31, June 30, September 30 or December 31, as applicable.

“Calendar Year” means the twelve (12) month period from January 1 through December 31.

“Change of Control” means, with respect to Seller, (a) a transaction or series of related transactions that results in the sale or other disposition of all substantially all of Seller’s assets or all of substantially all of Seller’s assets to which this Agreement relates, (b) a merger or consolidation in which Seller is not the surviving corporation or in which, if Seller is the surviving corporation, the shareholders of Seller immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities, or (c) a transaction or series of related transactions (which may include a tender offer for Seller’s stock or the issuance, sale or exchange of stock of Seller) if the shareholders of Seller immediately prior to such transaction do not, immediately after consummation of such transaction or any of such related transactions, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of Seller’s or its successor’s outstanding stock and other securities.

“Charges” has the meaning set forth in Section 2.8

“Claim Notice” has the meaning set forth in Section 7.1(b).

“Clarus” means Clarus Ventures, LLC, a Delaware limited liability company, the investment manager for Purchaser.

“Commercial Launch” means with respect to a Product in a particular country, the first sale invoiced for use or consumption by an end-user of such Product in such country after Regulatory Approval of such Product has been granted, or such marketing and sale is otherwise permitted by the Regulatory Authority of such country, excluding registration samples, compassionate use, and use in clinical trials for which no payment has been received.

“Commercially Reasonable Efforts” means as to Seller and GC or a Product, as applicable, efforts consistent with the efforts and resources normally used by a pharmaceutical or biotechnology company comparable to Seller that is actively and diligently pursuing the research, development and commercialization of a similar product with similar product characteristics at a similar stage in its development or product life, including with respect to commercial potential, the proprietary position of the Product, the regulatory status and approval process and other relevant technical, scientific, medical or legal factors.

“Confidential Information” has the meaning set forth in Section 5.1.

“Controlled” means, with respect to Intellectual Property, the ability and authority of an entity, whether arising by ownership, possession, or pursuant to a license or sublicense, or control over an Affiliate with such ability and authority, to grant licenses or sublicenses under or to such item of Know-How, Patent or Intellectual Property to another without breaching the terms of any agreement between such entity and any Third Person and without requiring consent of a Third Person.

“Controlling Party” has the meaning set forth in Section 7.1(b).

“Cover” means, as to a given Patent and a given Product, that, in the absence of ownership of or a license under such Patent, the manufacture, use, offer for sale, sale or importation of such Product or components thereof would infringe such Patent (assuming, for patent applications, that the claims existing therein have issued in the form they exist at the time a determination of coverage is made).

“Damages” means any loss, damage, Liability, claim, demand, settlement amount, judgment, award, fine, interest, penalty, Tax, fee (including any reasonable legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any reasonable cost of investigation and court cost) or expense of any nature.

“Data Safety Monitoring Board” means an independent group of experts who monitor patient safety and treatment efficacy data while a clinical trial is ongoing.

“Deemed Liquidation Event” means: (a) a merger or consolidation in which (i) Seller is a constituent party or (ii) a subsidiary of Seller is a constituent party and Seller issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving Seller or a subsidiary in which the shares of capital stock of Seller outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Seller or any subsidiary of Seller of all or substantially all the assets of Seller and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of Seller if substantially all of the assets of Seller and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of Seller.

“Default Royalty Rate” has the meaning set forth in Section 2.1(a).

“Deposit Accounts” shall mean, collectively, the Lockbox Account, the Seller Concentration Account and the Purchaser Concentration Account, each established and maintained pursuant to the Lockbox Agreement.

“Development Plan Period” has the meaning set forth in Section 4.1(d).

“Disclosure Schedule” has the meaning set forth in Section 3.1.

“Drug Approval Application” or “DAA” means an application for Regulatory Approval required before commercial sale or use of a Product as a therapeutic product in a country or regulatory jurisdiction.

“Effective Date” has the meaning set forth in the Preamble.

“EMA” means the European Medicines Agency or any successor agency thereto.

“Encumbrance” means any lien, charge, security interest, mortgage, option, pledge, assignment or any other encumbrance of any Person of any kind whatsoever.

“Enforcement Action” means any Proceeding brought, or assertion made, by Seller (whether as plaintiff or by means of counterclaim) against any Third Person relating to or arising out of any infringement, misuse or misappropriation by such Third Person of any Product Patent Rights.

“Existing Agreement” has the meaning set forth in the Preamble.

“Existing Purchasers” has the meaning set forth in the Preamble.

“FDA” means the United States Food and Drug Administration and any successor entity thereto.

“First Funding Failure” has the meaning set forth in Section 1.8(a).

“First Milestone” has the meaning set forth in Section 1.3(a).

“First Milestone Amount” has the meaning set forth in Section 1.3(a).

“First Milestone Closing” means the closing of the First Milestone.

“First Milestone Closing Date” means the date of the First Milestone Closing.

“First Milestone Trigger” means the date upon which [***].

“First Restatement Date” has the meaning set forth in the Preamble.

“Fourth Milestone” has the meaning set forth in Section 1.3(a).

“Fourth Milestone Amount” has the meaning set forth in Section 1.3(a).

“Fourth Milestone Closing” means the closing of the Fourth Milestone.

“Fourth Milestone Closing Date” means the date of the Fourth Milestone Closing.

“Fourth Milestone Trigger” means the date upon which [***].

“Full Royalty Rate” has the meaning set forth in Section 2.1(a).

“Funded Activities” has the meaning provided in Section 1.3(c).

“Funding Failure” means the First Funding Failure or a Subsequent Funding Failure, as applicable.

“GAAP” means United States generally accepted accounting principles.

“GC” means (a) Seller’s small molecule known as GC4419 with chemical structure set forth on Schedule 2(a) (“GC4419”), (b) Seller’s small molecule known as GC4711 with the chemical structure set forth on Schedule 2(b) (“GC4711”), and (c) any other small molecule owned or controlled by Seller the manufacture, use or sale of which would, absent a license thereto, infringe the claim of any Patent that covers the composition of matter for GC4419 or GC4711, and with respect to (a), (b) and (c), any pharmaceutically acceptable salt, polymorph, crystal form, prodrug or solvate thereof.

“GC Development Plan” means a high level clinical development and Regulatory Approval plan, which has been approved by the Board for the development of GC for the treatment of oral mucositis and esophagitis during the [***] ([***]) month period following the date of the plan, including (a) a description of any clinical trials expected to be conducted during such period, (b) a summary of any DAAs that are expected to be filed or granted during such period, and (c) an estimated timeline for the activities and milestones described in the plan.

“Generic Version” means, as to a Product, another product that is not owned, controlled or authorized by Seller or its Affiliates, or Seller’s sublicensees and licensees (acting pursuant to a license or sublicense under the Product Patent Rights) and that has received Regulatory Approval through a regulatory process by which the sponsor of the application for such Regulatory Approval for such other product or the Regulatory Authority approving such application relies, in whole or in part, on data included in the DAA for such Product.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranty” of any Person means any obligation, contingent or otherwise, of such Person (a) to pay any Liability of any other Person or to otherwise protect, or having the practical effect of protecting, the holder of any such Liability against loss (whether such obligation arises by virtue of such Person being a partner of a partnership or participant in a joint venture or by agreement to pay, to keep well, to purchase assets, goods, securities or services or to take or pay, or otherwise), or (b) incurred in connection with the issuance by a Third Person of a Guaranty of any Liability of any other Person (whether such obligation arises by agreement to reimburse or indemnify such Third Person or otherwise). The word “Guarantee” when used as a verb has the correlative meaning.

“Imposed Discontinuation” has the meaning set forth in Section 1.7(a).

“Imposed Suspension” has the meaning set forth in Section 1.7(b).

“IND” means an application submitted to any Regulatory Authority to initiate human clinical investigations or trials with respect to a product or therapy, including an investigational new drug application or any successor application or procedure filed with the FDA, or any foreign equivalent thereof, and all supplements and amendments that may be filed with respect to the foregoing.

“Indebtedness” of any Person means (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services, except trade accounts payable that arise in the ordinary course of business, (d) any obligation of such Person as lessee under a capital lease, (e) any Mandatorily Redeemable Stock of such Person, (f) any obligation of such Person to repurchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property, (g) any non-contingent obligation of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or other Guaranty issued by such other Person, (h) any Indebtedness of others secured by an Encumbrance on any asset of such Person and (i) any Indebtedness of others Guaranteed by such Person.

“Indemnification Demand” has the meaning set forth in Section 7.1(b)(ii).

“Indemnified Party” has the meaning set forth in Section 7.1(b)(ii).

“In-License Agreements” means any agreement between Seller and/or an Affiliate of Seller and a Third Person under which Seller or an Affiliate of Seller licenses from a Third Person any Product IP, in each case as such agreement may be amended from time to time.

“Intellectual Property” means (i) Patents, (ii) trade names, trade dress, trademarks, service marks, logos, and all registrations and applications therefor, and the goodwill symbolized thereby, and (iii) Know-How.

“Know-How” means all know-how, trade secrets, inventions (whether or not patentable), confidential or proprietary information, research in progress, algorithms, data, databases, data collections, designs, processes, procedures, methods, protocols, materials, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, and the results of experimentation and testing, including samples, existing as of the Effective Date or at any time thereafter.

“Knowledge” means, when referring to Seller, the actual knowledge, information or belief held by any executive officer of Seller or its Affiliates at the time such knowledge is being determined, after reasonable due inquiry, but is not meant to require or imply that any type of search (independent of that performed by the actual Governmental Authority during the normal course of patent prosecution, as applicable, in a jurisdiction) has been conducted or opinion of counsel obtained.

“Liability” of any Person means (in each case, whether with full or limited recourse) any indebtedness, liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon, such Person or any of its assets, of any kind, nature or description, direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, whether arising under contract, Applicable Law, or otherwise, whether now existing or hereafter arising, and whether for the payment of money or the performance or non-performance of any act.

“Lockbox Account” shall mean collectively, any lockbox and segregated lockbox account established and maintained at the Lockbox Bank pursuant to a Lockbox Agreement and this Agreement. The Lockbox Account shall be the account into which all payments made in respect of the sale of the Products are to be remitted and shall be subject to a control agreement in favor of Purchaser.

“Lockbox Agreement” shall mean any agreement entered into by a Lockbox Bank, Seller and Purchaser, in form and substance reasonably satisfactory to the parties thereto, pursuant to which, among other things, the Lockbox Account, the Seller Concentration Account and the Purchaser Concentration Account shall be established and maintained and Purchaser shall be granted control over the Lockbox Account and the Purchaser Concentration Account.

“Lockbox Bank” shall mean a bank or financial institution approved by each of Seller and Purchaser.

“Major Asian Countries” means [***].

“Major European Countries” means [***].

“Major Market” means [***].

“Mandatorily Redeemable Stock” means equity interests that, by its terms (or by the terms of any security or other equity interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other equity interests that would constitute Mandatorily Redeemable Stock, in each case, prior to the date that is 91 days after the latest maturity date at the time of issuance of such equity interests; provided, that if such equity interests are issued pursuant to a plan for the benefit of employees of Seller or its subsidiaries, such equity interests shall not constitute Mandatorily Redeemable Stock solely because it may be required to be repurchased by Seller or its subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Material Adverse Effect” means a material adverse effect on: (a) the validity or enforceability of any of this Agreement, the Bill of Sale or any certificates or financing statements delivered pursuant to this Agreement or the Bill of Sale (the “Relevant Documents”); (b) the back-up security interest granted pursuant to Section 4.8 and the security interest in the Lockbox Account and the Purchaser Concentration Account granted pursuant to Section 4.9; (c) the right or ability of Seller to grant any of the rights in the Purchased Receivables under any of the Relevant Documents, or to perform any of its obligations contemplated thereby or to consummate any of the transactions contemplated thereby; (d) the rights and remedies of Purchaser under any of the Relevant Documents; (e) the right of Purchaser to receive any Purchased Royalty payment or the timing, amount or duration of such Purchased Royalty payment, but solely to the extent that the timing, amount or duration of such Purchased Royalty payment is based on anticipated sales of the Products for the treatment of oral mucositis and esophagitis; (f) the Purchased Receivables or any of Purchaser’s right, title and interest therein, thereto and thereunder, but solely to the extent that the Purchased Receivables are based on anticipated sales of the Products for the treatment of oral mucositis and esophagitis; or (g) the business, properties, operations or assets or financial condition of Seller and its subsidiaries, taken as a whole.

“Material License” has the meaning set forth in Section 4.3(a).

“Maximum Rate” has the meaning set forth in Section 2.8

“Milestone Amount” means the First Milestone Amount, Second Milestone Amount, Third Milestone Amount or Fourth Milestone Amount, as applicable.

“Milestone Closing” means the First Milestone Closing, Second Milestone Closing, Third Milestone Closing or Fourth Milestone Closing, as applicable.

“Milestone Closing Date” means the First Milestone Closing Date, Second Milestone Closing Date, Third Milestone Closing Date or Fourth Milestone Closing Date, as applicable.

“Milestone Trigger” means the First Milestone Trigger, Second Milestone Trigger, Third Milestone Trigger or Fourth Milestone Trigger, as applicable.

“Milestone” means the First Milestone, Second Milestone, Third Milestone or Fourth Milestone, as applicable.

“MNPI” has the meaning set forth in Section 4.6(b).

“Non-controlling Party” has the meaning set forth in Section 7.1(b).

“Notified Party” has the meaning set forth in Section 7.1(b).

“Notifying Party” has the meaning set forth in Section 7.1(b).

“Out-License” means any license or other agreement between Seller or any of its Affiliates and any Third Person pursuant to which Seller or any of its Affiliates grants to such Third Person an exclusive license or sublicense of, covenant not to sue under, or other similar rights under Product IP necessary for such Third Person to manufacture, use and commercialize a Product; provided, that Out-Licenses shall exclude Permitted Agreements.

“Partner” means any Affiliate or licensee, sublicensee, co-promotion or co-marketing partner and/or distributor with or through which Seller develops and/or commercializes Products.

“Partnering Transaction” means any transaction with a Partner resulting in an Out-License.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” means all patents and patent applications existing as of the Effective Date and all patent applications filed or patents issued hereafter, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Pending Phase 3 Clinical Trial” means the Phase 3 Clinical Trial of GC4419 for the prevention and treatment of oral mucositis in patients with head and neck cancer.

“Permitted Agreement” means any agreement between Seller or any of its Affiliates and any Third Person pursuant to which Seller or any of its Affiliates grants to such Third Person a license or sublicense under the Product IP (a) to conduct research, or (b) on a non-exclusive basis in the ordinary course of business (e.g., manufacturing agreements, material transfer agreements and consulting agreements), that in all cases do not grant any rights to market, sell or commercialize a Product.

“Permitted Encumbrances” means:

(a) Encumbrances created in favor of Purchaser pursuant to or as required by this Agreement or the Lockbox Agreement;

(b) Encumbrances for Taxes not yet delinquent or that are being contested in good faith and by appropriate proceedings, for which sufficient reserves have been made in accordance with GAAP;

(c) Encumbrances in respect of property of Seller imposed by Applicable Law which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, distributors’, wholesalers’, materialmen’s and mechanics’ liens and other similar Encumbrances arising in the ordinary course of business and which do not in the aggregate materially detract from the value of the property of Seller and do not materially impair the use thereof in the operation of the business of Seller;

(d) Encumbrances (i) imposed by Applicable Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (ii) incurred in the ordinary course of business to secure (whether directly or through the issuance of a letter of credit) the performance of tenders, statutory obligations (other than excise Taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation;

(e) Encumbrances, consisting of the rights of licensors or licensees, existing on the date of this Agreement or granted or created in the ordinary course of business after the date of this Agreement or as otherwise permitted under this Agreement, in each such case pursuant to In-License Agreement, Out-Licenses, Permitted Agreements or other comparable agreements;

(f) Encumbrances on cash collateral securing reimbursement obligations under letters of credit;

(g) normal and customary rights of setoff upon deposits of cash in favor of banks or depository institutions;

(h) Encumbrances securing judgments, awards and orders for payment of money; and

(i) Encumbrances consisting of security interests in Seller’s cash, deposit accounts, accounts, accounts receivables, payment intangibles, inventory and all proceeds thereof securing Seller’s Indebtedness;

provided, however, that notwithstanding the foregoing, in the case of the Encumbrances listed in clauses (b)-(i), such Encumbrances shall only constitute Permitted Encumbrances if they are subject and subordinate to the interest of Purchaser in the Purchased Receivables or otherwise do not encumber the Purchased Receivables.

“Permitted Purchaser Assignment Date” has the meaning set forth Section 8.3(c).

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Phase 3 Clinical Trial” means a human clinical trial of a Product conducted in accordance with Applicable Law in patients with a particular disease or condition the principal purpose of which is to establish safety and efficacy in patients with the disease target being studied as described in or contemplated by 21 C.F.R. § 312.21(c), as may be amended from time to time, or other Applicable Law, that is designed to obtain sufficient data to support approval of a Drug Approval Application for such Product.

“Prime Rate” has the meaning set forth in Section 2.8.

“Proceeding” means any action, suit, claim, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, any arbitrator or arbitration panel or any mediator.

“Products” means any pharmaceutical product comprising or contains GC, in any formulation, dosage, presentation, strength and size and for any indication(s). For purposes of this Agreement, “Product” is used to refer both to a single Product and more than one Product, as the context dictates.

“Product IP” means, collectively, all (a) Product Patent Rights, and (b) Know-How that is embodied in, contained in, or used to make a Product or useful for making Products or from which a Product is in whole or in part derived.

“Product Net Sales” means the gross amount invoiced by Seller, its Affiliates, licensees and sublicensees to Third Persons in bona fide arm’s length transactions for the sale of Product less the following items without duplication:

(a) refunds, allowances or credits for recalls, breakage, rejected or returned Product;

(b) any normal and customary trade, cash and quantity discounts and promotional credits or allowances actually given or made for purchase chargebacks, price reductions, returns, rebates, quantity, trade or early-cash discounts, on account of or in relation to the invoiced sale of Product;

(c) any duty, Tax, excise or governmental charge actually levied upon or measured by the sale, transportation and/or delivery of Product related to or based upon sales of Product, including applicable excise, use, sales and value added Taxes but excluding any income-based Taxes;

(d) tariffs, import/export duties, customs duties and other imposts;

(e) normal and customary quantity, trade and cash discounts;

(f) normal and customary distributor fees, sales commissions, price reductions, chargebacks or rebates and government program pricing discounts and rebates, retroactive or otherwise; and

(g) normal and customary distribution, transportation and handling charges or allowances (including freight, postage, shipping and insurance) incurred on account of or in relation to the invoiced sales price of Product, in each case as determined in accordance with GAAP as historically and consistently applied by Seller, provided the amounts are separately charged on the relevant invoice.

Product Net Sales comprising a formulation of a Product that also contains other active ingredients, and Product Net Sales of bundles or packages of products including a Product as well as other products (collectively, “Combination Products or Bundles”), shall be calculated to allocate the portions of net sales of such Combination Products or Bundles attributable, respectively, to a Product and to any such other active ingredients or other products, by multiplying the total Product Net Sales (as described above) of the Combination Product or Bundle by the fraction A/B where A is the average gross selling price in such country of such Product sold independently and B is the invoiced amount in such country of the entire Combination Product or Bundle; provided, however, that if such Product is not sold independently in such country such that “A” cannot be determined pursuant to the methodology set forth above, then such fraction with respect to such Product in such country shall be as reasonably determined in good faith by Purchaser.

“Product Patent Rights” means all Patents (a) owned by Seller, (b) owned by an Affiliate of Seller and Controlled by Seller or (c) otherwise Controlled by Seller, in the case of each of clauses (a), (b) and (c) that Cover a Product.

“Product Payments” means, with respect to any period occurring during the Royalty Period, the sum of (a) all Product Net Sales during such period, and (b) all Product-Related Damages that are actually received by Seller or its Affiliates during such period.

“Product-Related Damages” means (a) all recoveries, consideration, compensation, payments, collections, settlements and other amounts (including damages, awards, interest and penalties) of any kind or nature actually received by Seller or its Affiliates, licensees and sublicensees in substitution or compensation for, or otherwise in lieu of, any Product Net Sales arising out of or resulting from any Enforcement Action, less (b) all out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Seller, its Affiliates, licensees, and sublicensees in connection with such Enforcement Action.

“Product Trademarks” means those trademarks set forth on Schedule 3.1(l), as well as all other trademarks in the Territory Controlled by Seller that are related to, or used or intended for use with, Products, excluding trademarks Controlled by Seller that are not specific to Products (e.g., excluding Seller’s corporate names and logos and other non-Product-specific trademarks).

“Purchase Price” has the meaning set forth in Section 1.3(a).

“Purchased Royalty” has the meaning set forth in Section 2.1(a).

“Purchased Receivables” means Seller’s right, title and interest in (a) the Purchased Royalty and each payment thereof, and (b) any Purchased Royalty underpayments or other monetary recoveries resulting from an audit of Seller pursuant to Section 2.6, in each of (a) and (b) irrespective of any amounts, other than deductions set forth in the definition of Product Net Sales, that may be payable by Seller or any of its Affiliates to Third Persons, it being understood and agreed that once the Threshold Date has occurred, Purchaser shall have no further interest in the Product Payments.

“Purchaser” shall mean Clarus IV Galera Royalty AIV, L.P., provided that, subject to compliance with the terms of Section 8.3, the term “Purchaser” shall mean or include, as applicable based on the extent of the assignment made under Section 8.3, such Person’s permitted successors and assigns.

“Purchaser Account” shall mean an account maintained by Purchaser at any financial institution and designated in writing by Purchaser to Seller, as Purchaser may so designate from time to time.

“Purchaser Concentration Account” shall mean a segregated account established in the name of Seller for the benefit of Purchaser and maintained at the Lockbox Bank pursuant to the terms of the Lockbox Agreement and this Agreement. The Purchaser Concentration Account shall be the account into which the funds held in the Lockbox Account which are payable to Purchaser pursuant to this Agreement are swept by the Lockbox Bank in accordance with the terms of this Agreement and the Lockbox Agreement.

“Purchaser Indemnitees” means (a) Purchaser, (b) the directors, employees, accountants, advisors, representatives and agents of Purchaser, and (c) the respective successors, heirs and assigns of any of the Persons referred to in subsections (a) or (b).

“Quarterly Report” has the meaning set forth in Section 4.5(a).

“Recharacterization” has the meaning set forth in Section 4.8.

“Regulatory Approval” means any and all approvals (including without limitation pricing and reimbursement approvals), product or establishment licenses, registrations, or authorizations of any regional, federal, state, or local Regulatory Authority, department, bureau, or other governmental entity, necessary to commercially distribute, sell or market a Product in a regulatory jurisdiction, including, where applicable, (a) pricing or reimbursement approval in such jurisdiction, (b) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), (c) labeling approval, and (d) technical, medical and scientific licenses.

“Regulatory Authority” means any applicable national, supranational, regional, state, provincial or local regulatory health authority, department, bureau, commission, council, or other government entity regulating or otherwise exercising authority with respect to the research, development, testing, production, manufacture, transfer, distribution, approval, labeling, marketing, reimbursement, pricing, sale or exploitation of Products in the Territory, including any such entity involved in the granting of Regulatory Approval for pharmaceutical products, and any such entity protecting the privacy and security of patient-identifying health information.

“Regulatory Exclusivity” means any period of regulatory data protection or market exclusivity or similar regulatory protection afforded by the health authorities in a country, including any such periods listed in the FDA’s Orange Book or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83, and all international equivalents, to the extent such protection or exclusivity effectively prevents Generic Versions of the protected product from entering the market.

“Regulatory Permits” has the meaning set forth in Section 3.1(k)(i).

“Relevant Documents” has the meaning set forth in the definition of “Material Adverse Effect”.

“Response” has the meaning set forth in Section 7.1(b)(iii).

“Royalty Percentage” means the Full Royalty Rate or the Default Royalty Rate, as applicable at the relevant time in accordance with the terms of Section 2.1(a).

“Royalty Period” means on a Product-by-Product and country-by-country basis, the period of time commencing on the Commercial Launch of such Product in such country, and ending on the latest to occur of (i) the twelfth (12th) anniversary of Commercial Launch of such Product in such country, (ii) the expiration of all Valid Claims of Product Patent Rights Covering such Product in such country, and (iii) the expiration of Regulatory Exclusivity for such Product in such country.

“Royalty Report” has the meaning set forth in Section 2.4.

“SEC” means the U.S. Securities and Exchange Commission and any successor entity thereto.

“Second Milestone” has the meaning set forth in Section 1.3(a).

“Second Milestone Amount” has the meaning set forth in Section 1.3(a).

“Second Milestone Closing” means the closing of the Second Milestone.

“Second Milestone Closing Date” means the date of the Second Milestone Closing.

“Second Milestone Trigger” means the date upon which [***].

“Seller” has the meaning set forth in the Preamble.

“Seller Concentration Account” shall mean a segregated account established and maintained at the Lockbox Bank pursuant to the terms of the Lockbox Agreement and this Agreement. The Seller Concentration Account shall be the account into which the funds remaining in the Lockbox Account after payment therefrom of the amounts payable to Purchaser pursuant to this Agreement are swept in accordance with the terms of this Agreement and the Lockbox Agreement.

“Seller Event of Default” means each of the following events or occurrences:

(a) failure of Seller to deliver or cause to be delivered to Purchaser any Purchased Royalty payment when and as such payment is due and payable in accordance with the terms of this Agreement and such failure is not cured within thirty (30) days after written notice thereof is given to Seller by Purchaser; provided that if Seller disputes in writing any such payment obligation within such thirty (30) day period, pays all undisputed amounts within such thirty (30) day period, and thereafter pays all amounts finally determined to be payable within thirty (30) days after the resolution of such dispute, Seller’s non-payment of such disputed amounts prior thereto shall not constitute a Seller Event of Default;

(b) Seller becomes subject to a Bankruptcy Event;

(c) any representation, warranty, certification or other written statement made by Seller in this Agreement, any other Transaction Document or in any statement or certificate at any time given by Seller in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect (or to the extent qualified as to materiality, it shall prove to be false in any respect) as of the date made or deemed made;

(d) (i) Seller shall default in the performance of or compliance with any covenant contained in Section 2.2, (ii) or any other covenant in this Agreement or in any other Transaction Document, other than any such covenant referred to in any other clause of this definition or the foregoing clause (i) and such default shall not have been remedied, cured or waived within thirty (30) days after an executive officer of Seller has knowledge of such default;

(e) at any time after the execution and delivery thereof, (i) any Relevant Document ceases to be in full force and effect (other than by reason of the expiration or termination hereof or thereof in accordance with the terms hereof or thereof) or shall be declared null and void, or Purchaser shall not have or shall cease to have a valid and perfected lien on the Purchased Receivables, the back-up security interest granted pursuant to Section 4.8 and, after execution of a control agreement, the security interest in the Lockbox Account and the Purchaser Concentration Account granted pursuant to Section 4.9, in each case in the United States, or (ii) Seller shall contest the validity or enforceability of the Transaction Documents in writing.

“Series C Purchase Agreement” means the Series C Purchase Agreement, dated August 30, 2018, by and among Seller, the Existing Purchasers and the other investors signatory thereto, as may be amended from time to time.

“Subsequent Funding Failure” has the meaning set forth in Section 1.8(b).

“Subsequent Milestone” means the Second Milestone, Third Milestone or Fourth Milestone, as applicable.

“Subsequent Milestone Amount” means the Second Milestone Amount, Third Milestone Amount or Fourth Milestone Amount, as applicable.

“Subsequent Milestone Closing” means the Second Milestone Closing, Third Milestone Closing or Fourth Milestone Closing, as applicable.

“Subsequent Milestone Closing Date” means the Second Milestone Closing Date, Third Milestone Closing Date or Fourth Milestone Closing Date, as applicable.

“Tax” means (a) any present or future tax, impost or withholding of any nature and whatever called, and (b) any duty, assessment, charge, fee, or deduction in the nature of a tax, in each case including interest and penalties thereon and any additions thereto and imposed by any Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

“Term” has the meaning set forth in Section 6.1.

“Territory” means worldwide.

“Third Milestone” has the meaning set forth in Section 1.3(a).

“Third Milestone Amount” has the meaning set forth in Section 1.3(a).

“Third Milestone Closing” means the closing of the Third Milestone.

“Third Milestone Closing Date” means the date of the Third Milestone Closing.

“Third Milestone Trigger” means the date upon which [***].

“Third Person” means any Person other than the Parties or their respective Affiliates.

“Third Person Claim” has the meaning set forth in Section 7.1(a).

“Threshold Amount” means, as of any date, an amount equal to [***] ([***]) times the actual amount of the Purchase Price paid to and accepted by Seller in accordance with the terms of this Agreement.

“Threshold Date” means the date on which the Total Net Amount remitted to, or otherwise received by, Purchaser first exceeds the Threshold Amount.

“Tort Claims” means all “commercial tort claims” (as defined in the UCC), whether now or hereafter existing, arising from the infringement of Product Patent Rights and any “proceeds” (as defined in the UCC) thereof, including Product-Related Damages.

“Total Net Amount” means, as of any date, the aggregate amount of the Purchased Royalty remitted to, or otherwise received by, Purchaser on or prior to such date pursuant to this Agreement.

“Transaction Documents” means, collectively, this Agreement, the Bill of Sale, the Lockbox Agreement and any document, certificate or other instrument delivered in connection therewith.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of Purchaser’s ownership interest in the Purchased Receivables, the back-up security interest granted pursuant to Section 4.8 or the security interest in the Lockbox Account and the Purchaser Concentration Account granted pursuant to Section 4.9 is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Updated Disclosure Schedule” has the meaning set forth in Section 4.11.

“U.S.” or “United States” means the United States of America, its territories and possessions.

“Valid Claim” (a) a claim of an issued and unexpired patent within the Product Patent Rights, as applicable, that has not been held unpatentable, invalid, or unenforceable by a court or other government agency of competent jurisdiction in an unappealed or unappealable decision or has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer, or otherwise, or (b) a claim of a pending patent application within the Product Patent Rights that has not been abandoned, finally rejected or expired without the possibility of appeal or re-filing and that is not pending more than [***] ([***]) years after the filing of the earliest patent application from which such claim derives priority.

EXHIBIT B

BILL OF SALE

[See attached.]

B-1

Schedule 2(a)

GC4419 CHEMICAL STRUCTURE

Schedule 2(b)

GC4711 CHEMICAL STRUCTURE